UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

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GTSI CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GTSI Corp.
3901 Stonecroft Boulevard
Chantilly, Virginia  20151-1010

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 21, 2005

The Annual Meeting of the Stockholders of GTSI Corp., a Delaware corporation (the “Company”), will be held at 9:00 a.m., local time, on Thursday, April 21, 2005, at the Company’s headquarters located at 3901 Stonecroft Boulevard in Chantilly, Virginia (the “Meeting”) to consider and act on the following matters:

1.      To elect three Class 2 directors to serve until our 2008 Annual Meeting of Stockholders and until their successors are elected and qualified.

2.      To approve amendments to our 1996 Stock Option Plan (a) extending the term thereof until April 21, 2015; (b) providing for grants of restricted stock, restricted stock units and performance awards; and (c) eliminating the maximum limitation of 100,000 shares of common stock subject to stock options granted to any optionee per calendar year.

3.      To transact such other business as may properly come before the Meeting or any adjournment(s) thereof.

Holders of record of the Company’s common stock at the close of business on February 28, 2005 will be entitled to vote at the Meeting and at any adjournment(s) thereof.

All stockholders are cordially invited to attend the Meeting in person. Whether or not you expect to attend the Meeting in person, to ensure your representation at the Meeting, please mark, sign, date and return your proxy card as promptly as possible. If you received your proxy card from ADP, you may also vote your shares by telephone or via the Internet at www.ProxyVote.com. Please see the instructions appearing on your ADP proxy card. Any stockholder attending the Meeting may vote in person even if such stockholder has returned a proxy.

By Order of the Board of Directors
CHARLES E. DE LEON
Secretary
Chantilly, Virginia
March 28, 2005

GTSI Corp.

3901 Stonecroft Boulevard

Chantilly, Virginia  20151-1010

PROXY STATEMENT
For the Annual Meeting of Stockholders
to be held April 21, 2005

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited by and on behalf of the Board of Directors of GTSI Corp., a Delaware corporation (“GTSI” or the “Company”), for use at the annual meeting of stockholders to be held on Thursday, April 21, 2005 at 9:00 a.m., local time, or at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Meeting of Stockholders (the “Meeting”). The Meeting will be held at the Company’s principal executive offices located at 3901 Stonecroft Boulevard in Chantilly, Virginia 20151-1010. The Company’s telephone number is (703) 631-3333.

This Proxy Statement and the accompanying notice of the Meeting and form of proxy are first being sent or given to stockholders entitled to notice of, and to vote at, the Meeting on or about March 28, 2005. The Company’s annual report for the fiscal year ended December 31, 2004, which contains consolidated financial statements and other information of interest to stockholders, accompanies this Proxy Statement, but it is not part of the proxy soliciting material.

Only stockholders of record at the close of business on February 28, 2005 (the “Record Date”) are entitled to notice of, and to vote at, the Meeting. At the Record Date, 9,806,084 shares of the Company’s common stock, par value $0.005 per share (“Common Stock”), were issued and, excluding 817,941 shares held in treasury, 8,988,143 shares were outstanding. None of the Company’s 680,850 shares of authorized preferred stock is outstanding.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company’s Secretary a written notice of revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

Voting and Solicitation

As to all matters to be voted upon at the Meeting, each stockholder is entitled to one vote for each share of Common Stock held. The presence in person or by proxy of a majority of the outstanding Common Stock entitled to vote constitutes a quorum for the conduct of business at the Meeting. With respect to Proposal 1, if a quorum is present at the Meeting, the three nominees for Class 2 directors receiving the highest number of affirmative votes of Common Stock present in person or by proxy and entitled to vote on the election of directors will be elected. In the election of directors, votes may be cast in favor or withheld with respect to any and all nominees; votes that are withheld may be excluded entirely from the vote and will have no effect on the outcome of the vote. With respect to Proposal 2, the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote is required for approval. An abstention from voting on Proposal 2 will not be treated as a “vote” for or against the matter; it will not have any impact on the vote. Abstentions are, however, included in the determination of the number of shares present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes (proxies that indicate that brokers or nominees have not received instructions from the beneficial owner of shares) are counted as shares that are present and entitled to vote for purposes of determining a quorum. If a broker indicates on the proxy that it does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for purposes of determining the presence of a quorum but will not be treated as entitled to vote with respect to that matter.

If a stockholder returns a proxy and no instructions are given, the Common Stock represented thereby will be voted as recommended by the Company’s Board of Directors (the “Board”), including “FOR” the election of the three nominees for Class 2 directors, as listed below under “Election of Directors,” and “FOR” approval of the amendments to the Company’s 1996 Stock Option Plan, as discussed below under Proposal 2.

The cost of this solicitation of proxies will be borne by the Company. Proxies will be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone, email or fax. Also, the Company has engaged Georgeson & Co. of New York, New York, to assist in soliciting proxies for a fee of $6,000 plus other services estimated to be $12,000. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of Common Stock for their expenses in forwarding solicitation materials to such beneficial owners.

PROPOSAL 1
ELECTION OF DIRECTORS

Introduction

The Company has a classified Board currently consisting of three Class 1 directors, four Class 2 directors and three Class 3 directors. The current terms of Class 3 and Class 1 directors continue until the annual meeting of stockholders to be held in 2006 and 2007, respectively, and until their respective successors are elected and qualified. The Board will set the number of directors at nine as of the Meeting. There are currently ten Board members and one member, Lawrence J. Schoenberg, will be retiring as of the Meeting and GTSI will not replace Mr. Schoenberg at the Meeting.

At each annual stockholders meeting, directors are elected for a full term of three years to succeed those directors whose term expires at the annual meeting date, although to maintain classes of similar size, individuals may be elected for terms of two years (or one year). The election of each director requires the vote of holders of a plurality of the outstanding Common Stock present in person or by proxy and entitled to be voted at the Meeting. Votes withheld from any director will be counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law.

At the Meeting, the holders of Common Stock as of the Record Date will elect three Class 2 directors for three-year terms. Unless otherwise instructed, proxy holders will vote the proxies received by them for the election of the Company’s three nominees named below for Class 2 directors, all of whom are currently directors of the Company. Giving effect to the election of three Class 2 directors at the Meeting, the Board will have three Class 1 directors, three Class 2 directors, and three Class 3 directors. If any nominee of the Company is unable or declines to serve as a director at the time of the Meeting, the proxies will be voted for any nominee who will be designated by the current Board to fill the vacancy. It is not, however, expected that any nominee will be unable or will decline to serve as a director. There is no family relationship between any director, nominee for election as a director or executive officer of the Company and any other director, nominee for election as a director or executive officer of the Company. See section entitled “Certain Relationships and Related Transactions” below.

Class 2 Nominees for a Three-Year Term Expiring in 2008

The names of the nominees for Class 2 directors and certain information about them are set forth below:

Name	Age	Position with the Company
Class 2—Lee Johnson	77	Director
Class 2—James J. Leto	61	Director
Class 2—Thomas L. Hewitt	66	Director

Lee Johnson, age 77, has been a director of the Company since March 1996. Since 1984, Mr. Johnson has been the President of Federal Airways Corporation, a provider of highly modified, special mission high altitude aircraft to civilian and defense agencies. From February 1986 to August 1994, Mr. Johnson served as Chairman of the Board of Directors of Falcon Microsystems, Inc., a government microcomputer reseller founded by Mr. M. D. Young, the Chairman of the Board and the Company’s Chief Executive Officer, and acquired by the Company in 1994.

James J. Leto, age 61, has been a director of the Company since February 1996. Since December 2002, Mr. Leto has been the Chief Executive Officer of Robbins-Gioia. From June 1996 through February 2001, he was the Chairman and Chief Executive Officer of Treev, Inc. (formerly known as Network Imaging Corporation), a developer and marketer of software used to manage client/server, object-oriented, and enterprise-wide information. From January 1992 until February 1996, he was the Chairman and Chief Executive Officer of PRC, Inc., a provider of scientific and technology-based systems, products and services to government and commercial clients around the world.

Thomas L. Hewitt, age 66, has been a director of the Company since May 2003, and previously served as a director from March 1996 until May 1998. Since January 2000, Mr. Hewitt has been the Chief Executive Officer of Global Governments, Inc. In 1984, Mr. Hewitt founded Federal Sources, Inc., a market research and consulting firm, where he served as Chief Executive Officer and Chairman of the Board until 1999. Mr. Hewitt is also a director of Halifax Corporation, Sigaba, Analex Corp. and Input.

The Board recommends a vote FOR the election of the three nominees listed above.

CONTINUING DIRECTORS

Class 1 Directors—Term Expiring in 2007

Daniel R. Young, age 71, has been a director since January 2001. From 1977 until October 2000, Mr. D. R. Young had been a senior executive officer of Federal Data Corporation, a provider of information technology products and services to government agencies, including serving since 1995 as President and Chief Executive Officer and since 1998 as Vice Chairman of the Board of Directors of Federal Data Corporation. Mr. D. R. Young is also a director of Halifax Corporation and Analex Corp.

M. Dendy Young, age 57, has served as Chairman of the Board since May 1998 and has been Chief Executive Officer and a director since December 1995. From December 1995 to January 2002, he also served as President. From August 1994 until joining the Company, Mr. M. D. Young was principal and consultant of The Exeter Group, a management-consulting firm he founded. From January 1985 until August 1994, he served as Chief Executive Officer and a director of Falcon Microsystems, Inc., a government microcomputer reseller he founded which was acquired by the Company in 1994. Mr. M. D. Young is also a director of Infodata Systems, Inc. and Eyak Technology, LLC.

Joseph “Keith” Kellogg, Jr., age 56, has served on the Board since April 29, 2004, and previously was a member of the Board from October 29, 2003 until he resigned on December 8, 2003 to provide temporary service to the Federal Government. During this temporary service, General Kellogg served as Chief Operating Officer of the Coalition Provisional Authority in Baghdad, Iraq. General Kellogg was a member of the U.S. Army from 1971 to September 2003, when he retired as a Lieutenant General and a highly decorated war veteran. From September 2003 until January 2005, General Kellogg served as Senior Vice President for Homeland Security Solutions for Oracle Corp. Since January 2005, General Kellogg has been employed by CACI International Inc, as an Executive Vice President, Research and Technology Systems.

Class 3 Directors—Term Expiring in 2006

Steven Kelman, Ph.D., age 56, has been a director of the Company since October 1997. Since September 1997, he has been the Weatherhead Professor of Public Management at Harvard University’s John F. Kennedy School of Government. From November 1993 to September 1997, Dr. Kelman served as Administrator of the Office of Federal Procurement Policy at the Office of Management and Budget. From 1986 to 1993, he was Professor of Public Policy at Harvard University’s John F. Kennedy School of Government.

Barry L. Reisig, age 59, has been a director of the Company since May 2003. Since May 1, 2002, Mr. Reisig has been Vice President of Finance of System Planning Corporation, a developer of high technology systems, and President and Chief Executive Officer of its subsidiary, SPC International. From 1971 to 2002, Mr. Reisig was a partner of Arthur Andersen LLP, involved principally in tax matters.

John M. Toups, age 79, has been a director of the Company since October 1997. From January 1978 until his retirement in February 1987, Mr. Toups was President and Chief Executive Officer of PRC, Inc. Mr. Toups is also a director of NVR, Inc., CACI International Inc and Halifax Corporation.

BOARD OF DIRECTORS, COMMITTEES AND CORPORATE GOVERNANCE

There are currently ten Board members, however, Mr. Schoenberg will be retiring as of the Meeting and GTSI will not replace Mr. Schoenberg at the Meeting. With the exception of Mr. M. D. Young, who serves as the Company’s Chief Executive Officer, and Lee Johnson, all of our current directors are “independent” as defined by the applicable rule of The NASDAQ Stock Market, Inc. (“NASDAQ”). The independent directors regularly have the opportunity to meet without Mr. M. D. Young and Mr. Johnson in attendance, and, as discussed below, the Board recently created the position of lead independent director (“Lead Independent Director”), effective as of the stockholders meeting held in 2004 (the “2004 Annual Meeting”). During the last fiscal year, there were four Board meetings, and all directors attended all Board meetings (in person or by telephone) and meetings of Board committees of which they were members. The Company does not have a specific policy regarding attendance of directors at the annual stockholder meeting. All directors, however, are encouraged to attend if available, and the Company tries to ensure that at least one independent director is present at the annual meeting and available to answer any stockholder questions. All the directors were present at last year’s annual stockholders meeting.

The Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The current charters of each of these committees, as well as of the Lead Independent Director, are available on the Company’s Internet website, www.GTSI.com (located on the Investor Relations web page). Also posted on such website is a description of the process for stockholders to send communications to the Board or to one or more particular Board members.

Audit Committee

The primary purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and the audits of its financial statements. The Audit Committee is directly responsible for, among other things, the appointment, compensation, retention and oversight of the Company’s independent auditor.

Since the 2004 Annual Meeting, the Audit Committee has been composed of Messrs. Reisig (Chairman), Kellogg and Toups. Mr. Leto was also on the Audit Committee until February 2005. All of the

Audit Committee members during the past year, and all of the members who will be appointed for the current year, are independent in accordance with applicable rules of the Securities and Exchange Commission (the “SEC”) and NASDAQ. Each former and current member is able to read and understand fundamental financial statements, including the Company’s balance sheet, statement of operations and statement of cash flow. The Board has determined that Mr. Reisig is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During 2004, the Audit Committee met seven times.

Compensation Committee

The primary purpose of the Compensation Committee is to review the salary and bonus to be paid to the Company’s Chief Executive Officer and the Company’s other principal Section 16 executive officers (Chief Operating Officer and Chief Financial Officer), and make recommendations to the Board on such salary and bonuses. The Compensation Committee reviews and approves the salary and bonuses for the Company’s other officers. The committee also administers the Company’s stock option plans and meets either independently or in conjunction with the Company’s full Board to grant options to eligible individuals in accordance with the respective plans. Since the 2004 Annual Meeting, the Compensation Committee has been composed of Messrs. D. R. Young (Chairman), Hewitt, and Kelman and, following the Meeting, the Compensation Committee will be composed of the same members. Each of the committee members is independent in accordance with applicable NASDAQ rules. During the last fiscal year, the Compensation Committee met eight times.

Nominating and Governance Committee

The primary purpose of the Nominating and Governance Committee (“Nominating Committee”) is to identify and recommend individuals to be presented to the stockholders for election or re-election as Board members. Since the 2004 Annual Meeting, the Nominating Committee has been composed of Messrs. Toups (Chairman), Leto, Schoenberg and D. R. Young. Effective as of the Meeting, the Committee will be composed of Messrs. Toups (Chairman), Leto and D. R. Young, all of whom are independent in accordance with applicable NASDAQ rules. In 2004, the committee’s responsibilities were broadened to include corporate governance matters and the committee was renamed the “Nominating and Governance Committee.” During 2004, the Nominating Committee met two times.

Lead Independent Director

The Board established the position of Lead Independent Director, effective as of the 2004 Annual Meeting, appointing Mr. Toups as Lead Independent Director. In his role, the Lead Independent Director assists the Board Chairman and the other Board members in assuring effective corporate governance. The Lead Independent Director’s responsibilities also include assisting the Chairman in reviewing the functions of Board committees and recommending the creation or discontinuance of committees, considering questions of potential conflicts of interest, acting as a resource on corporate governance matters, and acting as the spokesperson for the Company if the Chairman is absent. As approved at the 2004 Annual Meeting, the Lead Independent Director received an automatic option grant to purchase up to 2,000 shares of Common Stock under the Company’s current 1996 Stock Option Plan (the “1996 Plan” or the “Plan”). Except for the number of shares purchasable thereunder, the options granted to the Lead Independent Director are identical to the options granted to non-employee directors. If the stockholders approve Proposal 2, the Lead Independent Director will receive an award in lieu of the above-mentioned automatic grant of 2,000 options in cash, options, and/or performance-based stock incentives under the 1996 Plan as amended, determined by the Board based on recommendations by the Compensation Committee.

DIRECTOR NOMINATIONS AND QUALIFICATIONS

The Nominating Committee will consider nominees for director recommended by stockholders with respect to elections to be held at an annual stockholders meeting. In accordance with the Company’s Bylaws, to nominate an individual for election to the Board at an annual stockholders meeting, a stockholder must deliver written notice of such nomination to the Company’s Secretary not fewer than 60 days nor more than 90 days prior to the date of the annual meeting (or if less than 60 days notice or prior public disclosure of the date of such annual meeting is given or made to the stockholders, not later than the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made). The notice of a stockholder’s intention to nominate a director must include:

•       information regarding the stockholder making the nomination, including name, address and number of GTSI shares that are beneficially owned by the stockholder;

•       a representation that the stockholder is entitled to vote at the meeting at which directors will be elected, and that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•       the name and address of the person or persons being nominated and such other information regarding each nominated person that would be required in a proxy statement filed pursuant to the SEC’s proxy soliciting rules if the person had been nominated for election by the Board;

•       a description of any arrangements or understandings between the stockholder and such nominee and any other persons (including their names), pursuant to which the nomination is made; and

•       the consent of each such nominee to serve as a director if elected.

The Board Chairman, other directors and executive officers may also recommend director nominees to the Nominating Committee. The committee will evaluate nominees recommended by stockholders against the same criteria that it uses to evaluate other nominees. These criteria include the candidate’s experience, skills and personal accomplishments, as well as other factors that are listed as an appendix to the Nominating Committee charter, which is posted on the Company’s Internet website, www.GTSI.com (located on the Investor Relations web page). The committee has not in the past retained any third party to assist it in identifying nominees.

The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The committee periodically assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the Nominating Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominating Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating Committee, and may be considered at any point during the year. As described above, the Nominating Committee will consider properly submitted stockholder nominations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating Committee at a meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating Committee. Such committee also will review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board. The Nominating Committee has not nominated a director to replace Mr. Schoenberg, who is retiring as of the Meeting.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders, which are intended to be presented by such stockholders at the annual meeting of stockholders to be held in 2006, including the nomination of persons to serve on the Board,

must be received by the Company’s Secretary not later than December 25, 2005, for inclusion in the proxy statement for that annual meeting. Stockholders who wish to present a proposal at the annual meeting of stockholders to be held in 2006, which has not been included in the Company’s proxy materials, must submit such proposal in writing to the Company in care of the Company’s Secretary. Any such proposal received by the Company’s Secretary after January 27, 2006, shall be considered untimely under the provisions of the Company’s bylaws governing nominations and the proposal of other business to be considered by the Company’s stockholders at that annual meeting. As discussed above, the Company’s bylaws contain further requirements relating to timing and content of the notice which stockholders must provide to the Company’s Secretary for any nomination or other business to be properly presented at an annual meeting of stockholders. It is recommended that stockholders submitting proposals direct them to the Company’s Secretary by certified mail, return receipt requested, to ensure timely delivery. No stockholder proposals were received with respect to the Meeting.

CODE OF ETHICS

The Company has adopted a Code of Ethics that applies to all of its directors, officers (including principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) and employees. The Code of Ethics is posted on the Company’s Internet website, www.GTSI.com (located on the Investor Relations web page). The Company intends to satisfy the disclosure requirements under Item 5.05 of SEC Form 8-K regarding any amendment to or waiver of the Code of Ethics with respect to the Company’s principal executive officer and principal financial officer, principal accounting officer or controller and persons performing similar functions, by posting such information on the Company’s Internet website.

COMPENSATION OF DIRECTORS

Each non-employee director of the Company is compensated at an annual retainer of $20,000 (without proration thereof in the event of a partial quarter of service). In addition, each committee chair will receive, starting in 2005, a $3,500 annual retainer, with each committee member receiving $1,000 per meeting attended in person. The Board also receives compensation in the form of a long term incentive component. Currently, that component is stock options. Under the 1996 Plan, each non-employee director receives an automatic grant of stock options under the Company’s 1996 Plan of 10,000 shares upon election (20,000 shares in the case of the non-employee Chairman of the Board) and upon the first and second anniversary of his or her election to the Board. Such options are granted at exercise prices equal to the closing price of Common Stock on NASDAQ on the date of grant. During 2004, options to purchase an aggregate of 92,000 shares were granted to the Company’s non-employee directors under the 1996 Plan at an exercise price of $10.15 per share for 20,000 shares, an exercise price of $10.42 per share for 40,000 shares and an exercise price of $11.42 per share for 32,000 shares. Non-employee directors of the Company are not eligible to participate in the Company’s other stock option plans or the Company’s Employee Stock Purchase Plan. If Proposal 2 is approved, the Board will receive a long term incentive component consisting of restricted Common Stock, Restricted stock units, performance awards, or options under the 1996 Plan as amended in lieu of the current automatic grants of 10,000-share options (and 20,000-share options in the case of the non-employee Chairman of the Board). The amount awarded will be determined by the Board based on Compensation Committee recommendations using information provided by an independent executive compensation consultant.

Except as discussed above, directors of the Company do not receive any other compensation for their service on the Board or any committee thereof, but are reimbursed for their reasonable out-of-pocket expenses incurred in association with the performance of their duties. See section entitled “Certain Relationships and Related Transactions” below.

PROPOSAL 2
AMENDMENT OF THE 1996 STOCK OPTION PLAN

INTRODUCTION

We are requesting that stockholders vote in favor of amending GTSI’s 1996 Stock Option Plan (the “Plan” or the “1996 Plan”), which was approved by the Board on January 28, 2005, upon recommendation of the Compensation Committee (for purposes of this Proposal, the “Committee”). If approved by stockholders, the amendments to the Plan will have an effective date of April 21, 2005 (the “Effective Date”), the term of the Plan will be extended for 10-years from the Effective Date, and the name of the Plan will change to: Amended and Restated 1996 Stock Incentive Plan. If the amendments are not approved, the Plan will expire in May 2006 (but such expiration will not affect outstanding options granted under the Plan).

If approved by stockholders, the amendments will provide for grants to Company employees and non-employee directors of restricted stock, restricted stock units and performance awards in cash or Common Stock.

Currently the Plan provides for the issuance of statutory and non-statutory options to purchase Common Stock from the Company. As of March 16, 2005, options to purchase 1,847,850 shares of Common Stock were outstanding under the Plan and 822,541 shares of Common Stock remained available for issuance under the Plan pursuant to future option grants. Under the Plan, shares of Common Stock under options that expire or are terminated again become available for issuance under the Plan. The amendments will not increase the number of shares of Common Stock authorized for issuance pursuant to the Plan.

The purpose of amending the Plan is to encourage and enable employees and directors of the Company (for purposes of this Proposal, “Participants”) to acquire or to increase their holdings of Common Stock to promote a closer identification of their interests with those of the Company and its stockholders, thereby further stimulating their efforts to enhance the return on capital generated by the Company and the creation of value for its stockholders. This purpose will be carried out through the granting of restricted Common Stock, restricted stock units and performance awards (collectively, “Awards”); and eliminating the current limitation on the maximum number of option shares during any calendar year of 100,000 options shares per calendar year, on the terms set forth in the Plan, as amended hereby, which is set forth in its entirety as Appendix A hereto.

Generally, a restricted stock is a share award that is nontransferable and forfeitable until the completion of a specified period of employment, the achievement of pre-established performance objectives or until otherwise determined by the Committee. A restricted stock unit is a contractual right to receive one share of Common Stock (or its value in cash) that is forfeitable until the completion of a specified period of employment, the achievement of pre-established performance objectives or until otherwise determined by the Committee. A performance award is a contractual right to receive one share of Common Stock (or its value in cash) or a cash-denominated award that is forfeitable until the achievement of pre-established performance objectives over a defined period.

The amendments will also extend the Plan for a further ten years through April 21, 2015. The amendments will not increase the number of shares of Common Stock authorized for issuance pursuant to the Plan. Thus, if the stockholders approve the amendments to the Plan, the 822,541 shares of Common Stock currently available for issuance under the Plan pursuant to future option grants plus, if any of the currently outstanding options to purchase up to 1,847,850 shares of Common Stock expire or terminate without being fully exercised, the remaining shares subject to such expired or terminated options shall be available for subsequent issuance under the Plan pursuant to options and grants of restricted stock and performance awards. Similarly to expired or terminated options, if restricted stock awards or performance awards are forfeited, the underlying Common Stock would again be available for issuance under the Plan. The amendments do not affect the provisions of the Plan related to options (which are described below), except that, if amended, the Plan will no longer provide for automatic annual grants of options to non-employee directors; and the limitation on the maximum number of option shares during any calendar year of 100,000 options shares per calendar year will be eliminated.

The following summary of certain major features of the proposed amendments to the Plan is subject to the specific provisions contained in the full text of the Plan set forth in its entirety, giving effect to the proposed amendments, as Appendix A. A summary of the current provisions of the Plan follows this summary of amendments, and such current provisions will remain, except as discussed below, in the 1996 Plan as amended.

SUMMARY OF PROVISIONS REGARDING AWARDS

Key Terms of Amendments

Eligible Participants:

All (i) employees of the Company and any 51% or more owned subsidiaries or any parent company that owns 51% or more of the Company (collectively, “Related Companies”) as determined by the Committee, based on the nature and extent of the employee’s duties, responsibilities, personal capacities, performance, potential, or any combination of these factors and (ii) directors of the Company.

Award Types:	(1)	Restricted stock
	(2)	Restricted stock units
	(3)	Performance awards
General Award Terms:

(1) Restricted stock and restricted stock units:   The Committee may grant awards of restricted stock and restricted stock units to Participants in such numbers, upon such terms and conditions and at such times as the Committee may determine and set forth in a Participant’s Award Agreement. Each grant must specify the number of shares of Common Stock to which it pertains and the required period or periods (if any) of continuous service by the Participant with the Company or any Related Company and/or any performance or other conditions to be satisfied before the restrictions on the restricted stock or restricted stock units (or installments thereof) will lapse. If a Participant’s rights in restricted stock or restricted stock units are forfeitable and nontransferable for a period of time, the maximum period over which the rights may become nonforfeitable and transferable shall not exceed 10 years from the date of the grant.

(2) Performance awards:   The Committee may grant performance awards to Participants in such numbers, upon such terms and conditions and at such times as the Committee may determine and set forth in a Participant’s Award Agreement. Performance awards may be denominated in cash or Common Stock and may be settled in cash or Common Stock, at the Committee’s discretion, as set forth in a Participant’s Award Agreement. Each grant must specify the performance conditions and/or required period or periods (if any) of continuous service by the Participant with the Company or any Related Company to earn the performance award and the maximum period over which the performance award may be earned, except that such period shall not exceed 10 years from the date of the grant.

Vesting:	Determined by the Committee on an individual award basis.

Eligibility

Awards may be granted under the Plan to employees and directors. The Committee will determine which employees will be granted awards, based on criteria set forth in the Plan and such other factors as the Committee deems relevant. As of December 31, 2004, there were approximately 860 employees and nine non-employee directors who would be eligible to receive awards. The Company does not currently expect the number of eligible participants to change materially prior to the Effective Date.

Awards

The Plan allows the Committee to grant restricted stock, restricted stock units and performance awards, any or all of which may be made contingent upon the achievement of performance criteria. Subject to Plan limits, the Committee has the discretionary authority to determine the size of an Award. The addition of performance-based requirements will be considered in light of the Company’s total compensation program and the significant level of pay-for-performance requirements already incorporated into its compensation practices.

Director Awards.   Directors will receive a grant of such number of shares of restricted stock, restricted stock units, or other forms of long-term compensation available under the Plan (including stock options, as described below) as the Board, in its sole discretion, shall determine following the close of business of the Company on the date of each annual meeting of stockholders held after the date that the Plan is approved during the term of the Plan. In addition, the Committee will have discretion to grant Awards to any director who is appointed or elected to the Board at any time other than at the annual meeting of stockholders. After the grants of options immediately following the Meeting, Directors will no longer automatically be issued options under the Plan.

Restricted Stock and Restricted Stock Unit Awards.   Under the Plan, the Committee may award Participants Common Stock subject to certain restrictions (“restricted stock”) or the right to receive in the future, subject to certain restrictions, shares of Common Stock (or cash equal to the fair market value of those shares) (“restricted stock units”). The applicable Award Agreement with the Participant will set forth the terms of the Award, including the applicable restrictions. Such restrictions may include the continued service of the Participant with the Company or a Related Company, the attainment of specified performance goals or any other conditions deemed appropriate by the Committee. Any grant may provide for the acceleration of vesting or payment of restricted stock or restricted stock units in the event of termination of employment or a change in control of the Company or any other similar transaction or event.

Certificated restricted stock will be held in the custody of the Company and/or bear a legend until the applicable restrictions lapse, and Participants will need to deliver to the Company a stock power, endorsed in blank, relating to the Common Stock covered by the Award. A Participant cannot sell, transfer, pledge, exchange, hypothecate or otherwise dispose of restricted stock until the applicable restrictions are satisfied.

During the period of restriction, unless the Committee otherwise determines, a Participant may exercise full voting rights with respect to the restricted stock held by him or her. However, Participants holding restricted stock units will have no such voting rights as a stockholder prior to the actual issuance of Common Stock. Unless the Committee otherwise determines, Participants holding either restricted stock or restricted stock units will be entitled to receive all dividends (or dividend equivalents) and other distributions paid with respect to the shares underlying the Awards; provided that such dividends (or dividend equivalents) will not be paid as declared, but rather will be credited to an account established for the Participant and invested in additional restricted stock or restricted stock units on the distribution date of the applicable dividend. Any additional shares or units credited in respect of dividends (or dividend equivalents) will become vested and nonforfeitable, if at all, on the same terms and conditions as are applicable to the restricted stock or restricted stock units with respect to which such dividends (or dividend equivalents) were paid.

The Award Agreement for any restricted stock units will specify whether the restricted stock units that become earned and payable will be settled in Common Stock (with one share of Common Stock to be delivered for each earned and payable restricted stock unit), in cash (equal to the aggregate fair market value of the Common Stock covered by the restricted stock units that are earned and payable), or in a combination of shares and cash. Common Stock used to pay earned restricted stock units may have additional restrictions as determined by the Committee. Unless an individual Award Agreement provides otherwise, if a Participant’s employment is terminated for cause, his or her restricted stock and restricted stock units will terminate and can no longer become vested or payable as of the Participant’s termination date.

Performance Awards.   Subject to the limitations of the Plan, the Committee may grant performance awards to Participants, in such numbers, upon such terms and conditions and at such times as the Committee may determine. Performance awards may be denominated in cash (e.g. units valued at $100) or Common Stock. Performance awards may be settled in cash or Common Stock, at the Committee’s discretion, as set forth in the applicable Award Agreement. Each grant shall specify the number of shares of Common Stock or units to which it pertains; however, no Common Stock will be issued at the time a performance award of Common Stock is made.

Each grant shall specify the performance conditions and required period or periods (if any) of continuous service by the Participant with the Company or any Related Company to earn the performance awards. The Committee may provide that if performance relative to the performance goals exceeds targeted levels, then the number of performance awards earned by the Participant will be a multiple, not in excess of 200%, of those that would be earned for target performance. Any grant may provide for the settlement of performance awards in the event of a termination of employment or a change in control of the Company or any other similar transaction or event. The Committee, on the date of grant, shall determine the maximum period over which performance awards may be earned, except that such period shall not exceed 10 years.

Unless otherwise determined by the Committee, Participants holding performance awards shall not have any rights as a stockholder prior to the actual issuance of Common Stock, if applicable.

Unless an individual Award Agreement provides otherwise, if a Participant’s employment is terminated for cause (as defined in the Plan), his or her performance awards will terminate and no longer be payable or settled as of the Participant’s termination date.

Transferability

Awards granted under the Plan may not be sold, transferred or disposed of in any manner, either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent or distribution or, if permitted of options granted under Exchange Act Rule 16b-3, transfers between spouses incident to a divorce.

Withholding

The Company will withhold all required local, state and federal taxes from any amount payable in cash with respect to an Award. The Company also reserves the right to require any recipient of an Award payable in Common Stock to pay to the Company in cash the amount of any tax or other amount required by any governmental authority to be withheld and paid over by the Company to such authority for the account of the recipient.

Eligibility Under Code Section 162(m)

Awards may, but need not, include performance criteria that satisfy Section 162(m) of the Internal Revenue Code of 1986 as amended (the “Code”). Any Award intended to qualify as “performance-based compensation” under Code Section 162(m), either will be conditioned on or granted based upon the achievement of one or more of the following performance measures, which shall be set by the Committee no later than 90 days following the commencement of each performance period (or such other time as may be required or permitted by Code Section 162(m) of the Code): (a) total stockholder return, (b) stock price, (c) operating earnings, (d) net earnings, (e) return on equity or capital, (f) income, (g) level of expenses or (h) growth in revenue. Performance goals may be established on a Company-wide basis or with respect to one or more business units or divisions or subsidiaries. The targeted level or levels of performance (which may include minimum, maximum and target levels of performance) with respect to such performance measures may be established at such levels and in such terms as the Committee may determine, in its discretion.

Following the completion of each performance period, the Committee will certify in writing whether the applicable performance targets have been achieved and the number of units or shares, if any, earned, or for which options become exercisable, by a Participant for such performance period. In determining the number of units or shares earned by a Participant, or for which options become exercisable, for a given performance period, subject to any applicable Award Agreement, the Committee shall have the right to reduce (but not increase) the amount earned at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the performance period.

Federal Income Tax Treatment

Restricted Stock Awards.   A Participant will recognize ordinary income on account of a restricted stock award on the first day that the shares covered thereby are either transferable or not subject to a substantial risk of forfeiture. The ordinary income a Participant who is an employee recognizes will constitute wages for withholding and employment taxes, and the Company or its Related Company will be required to withhold or obtain payment from the Participant as each Award Agreement permits for the amount of required withholding and employment taxes. The ordinary income that will be recognized will equal the fair market value of the Common Stock on such date. However, even if the shares under a restricted stock award are both nontransferable and subject to a substantial risk of forfeiture, a Participant may make a special “83(b) election” to recognize income, and have his or her tax consequences determined, as of the date the restricted stock award is made. The Participant’s tax basis in the shares received on account of a restricted stock award will be the amount of any income recognized. Any gain (or loss) that a Participant realizes upon the sale of Common Stock acquired pursuant to a restricted stock award will be equal to the amount by which the amount realized on the disposition exceeds (or is less than) the Participant’s tax basis in the shares and will be treated as long-term (if the shares were held for more than one year) or short-term capital gain or loss, if the Participant held the shares for less than or equal to one year.

The Company or its applicable Related Company may claim a federal income tax deduction equal to the amount of ordinary income recognized by a Participant on account of the restricted stock award.

Restricted Stock Units and Performance Awards.   A Participant should not recognize any taxable income at the time restricted stock units and performance awards are granted. When the terms and conditions to which restricted stock units and performance awards are subject have been satisfied and the restricted stock unit or performance award is paid, the Participant will recognize as ordinary income the amount of cash and/or the fair market value of the Common Stock he or she receives. The ordinary income a Participant who is an employee recognizes will constitute wages for withholding and employment taxes, and the Company or its applicable Related Company will be required to withhold or obtain payment from the Participant as each Award Agreement permits for the amount of required withholding and employment taxes. The Company or its applicable Related Company will be entitled to a federal income tax deduction equal to the amount of ordinary income the Participant recognizes.

The Participant’s holding period in any Common Stock received pursuant to the payment of a restricted stock unit or performance award will begin on the date the Common Stock is received. The Participant’s tax basis in the Common Stock will equal the amount he or she includes in ordinary income on receipt with respect to such shares of Common Stock. Any gain or loss that a Participant realizes on a subsequent disposition of the Common Stock will be treated as long-term or short-term capital gain or loss, depending on the Participant’s holding period for the Common Stock. The amount of the gain (or loss) will equal the amount by which the amount realized on the disposition exceeds (or is less than) the Participant’s tax basis in the Common Stock.

Current Tax Rates.   Long-term capital gains of Participants currently are subject to federal income tax at a maximum federal income tax rate of 15 percent. Short-term capital gains and ordinary income of Participants currently are subject to federal income tax at a maximum federal income tax rate of 35 percent.

New Deferred Compensation Legislation.   On October 22, 2004, the American Jobs Creation Act was enacted. Provisions of this legislation introduced new rules related to the taxation of “deferred compensation.” Application of these rules remains unclear and future guidance is expected from the Treasury Department. Some Awards may be treated as deferred compensation subject to the new legislation. As it stands, the legislation presents new tax burdens, interest charges and penalties, and Awards that are subject to the new legislation will be subject to new requirements and restrictions to avoid adverse tax consequences. If Awards do not satisfy the new requirements, then Participants would generally be subject to tax upon the vesting or earning of an Award and would be subject to an additional 20 percent excise tax and interest. The above tax discussion assumes that, to the extent the new legislation applies, all Awards will comply with its provisions so as to avoid these adverse tax consequences.

Limitation on Deductions.   The deduction for a publicly held corporation for otherwise deductible compensation to a “covered employee” generally is limited to $1,000,000 per year. An individual is a covered employee if he or she is the chief executive officer (or other person acting in such capacity) or one of the four highest compensated officers for the year (other than the chief executive officer). Subject to certain exceptions, this one million dollar limit applies to all compensation to the covered employee for the year. The $1,000,000 limit does not apply to compensation payable solely because the covered employee attains performance objectives that meet certain requirements set forth in Code Section 162(m) and regulations thereunder. Compensation is considered performance-based only if (a) it is paid solely because the covered employee has attained one or more performance objectives; (b) a committee consisting solely of two or more outside directors sets the performance objectives; (c) before payment, the material terms under which the compensation is to be paid, including the performances objectives, are disclosed to the stockholders and approved by a majority in a separate vote and (d) before payment, the committee certifies in writing that the performance objectives and any other material terms have been met.

The Committee may condition restricted stock, restricted stock units and performance awards on the satisfaction of performance objectives, as discussed above, in order to permit the Awards to qualify as fully deductible performance-based compensation.

Generally, stock options will be considered performance-based if (a) the grant of the stock option is made by a committee consisting solely of two or more outside directors; (b) the plan under which such awards are granted contains a maximum number of shares with respect to which awards may be granted in any specified time period and (c) under the terms of the stock option the amount of compensation an employee can receive is based solely on an increase in the value of the underlying stock after the date of the grant.

A summary of the principal current provisions of the Plan is set forth below. Except as discussed below, these provisions will remain substantially the same if the proposed amendments to the Plan are approved by the stockholders.

SUMMARY OF PROVISIONS REGARDING OPTIONS IN CURRENT 1996 PLAN

Eligibility

The Plan provides that non-statutory stock options may be granted to employees (including officers, and directors who are also employees) and non-employee directors of the Company; and that incentive stock options may be granted only to employees (including officers, and directors who are also employees) of the Company. The Committee selects the optionees (other than non-employee directors) and determines the type of option (i.e., incentive or non-statutory) and the number of shares to be subject to each option. In making such determination, the Committee takes into account the employee’s duties and responsibilities, the value of the employee’s services and current and potential contribution to the Company’s success, and other relevant factors. Each non-employee director of the Company is granted automatically a non-statutory stock option to purchase up to 10,000 shares, the Lead Independent Director is granted automatically a non-statutory stock option to purchase up to 2,00 shares, and a non-employee director elected to serve as Chairman of the Board is granted automatically a non-statutory stock option to purchase up to an additional 10,000 shares, of Common Stock: (a) as of the date such person is elected or reelected as a non-employee director and/or as Chairman, respectively, and (b) as of the first and second anniversary of election or reelection provided that such person is serving as of such first or second anniversary as a non-employee director. If the amendments to the Plan are approved by the stockholders, as of the Effective Date there will be no further automatic grants of non-statutory stock options to non-employee directors, but non-employee directors, the Lead Independent Director and the Chairman will be granted options or Awards as determined by the Board. As of March 16, 2005, approximately 106 persons were eligible to receive options, and options to purchase up to 1,847,850 shares of Common Stock were held by optionees under the Plan.

Terms of Options

Options granted under the Plan are either non-statutory stock options or, except in the case of non-employee directors, incentive stock options (as defined in Code Section 422). Each option will be evidenced by a written stock option agreement between the Company and the person to whom such option is granted and is subject to the following additional terms and conditions:

(a)   Exercise of Options:

(i)    Employees (including officers and directors who are also employees):   The optionee must earn the right to exercise the option by continuing to serve as an employee of the Company and by meeting such other conditions as may be determined by the Committee, including any performance criteria with respect to the Company and/or the optionee as may be determined by the Committee. Any option granted to an employee shall be exercisable at such times and under such conditions as may be determined by the Committee; it is anticipated (based on the Company’s experience with the Plan) that options typically will be exercisable ratably in cumulative annual installments over a four-year period.

(ii)   Non-employee Directors:   Each non-employee director of the Company shall be granted a non-statutory stock option to purchase up to 10,000 shares, the Lead Independent Director shall be granted a non-statutory stock option to purchase up to an additional 2,000 shares, and a non-employee director elected to serve as Board Chairman shall be granted a non-statutory stock option to purchase up to an additional 10,000 shares, of Common Stock; (1) as of the date such person is elected or reelected to serve as a non-employee director, Lead Independent Director and/or as

Chairman, respectively, and (2) as of the first and second anniversary of such person’s election or reelection provided that such person is serving as of such first or second anniversary as a non-employee director. Any such options shall vest and become exercisable, cumulatively, in 12 equal monthly installments commencing on the last business day of the month of grant; provided that if an optionee ceases to serve as a non-employee director during any month, the option shall cease to vest and become exercisable with respect to any subsequent month(s). If the initial election of a non-employee director or Chairman occurs prior to an annual stockholders’ meeting, the non-employee director shall receive a pro rata option grant (or, in the case of Chairman, an additional pro rata option grant) in connection with his or her election, and the related options shall vest and become exercisable, cumulatively, in equal monthly installments. The Committee does not have the power to determine eligibility for grants of non-statutory stock options or the number of shares for which non-statutory stock options may be granted or the timing or exercise price of non-statutory stock options granted to any non-employee director. While Mr. M. D. Young is Chairman, he is a Company employee and as a result is not eligible to receive the above-mentioned automatic option grants to a Chairman who is a non-employee director.

If an optionee ceases to serve as a non-employee director for any reason, the Plan provides that he or she may exercise his or her options, to the extent that he or she was entitled to do so at the date of such cessation, at any time before the earlier of (a) the fifth anniversary of such cessation date and (b) the date on which the respective options would have expired if the optionee had not ceased to serve as a non-employee director.

If the Plan amendments are approved by stockholders at the Meeting, non-employee directors will no longer be automatically issued options under the Plan.

(iii)  An option is exercised by giving written notice of exercise to the Company that specifies the number of shares of Common Stock to which the option is being exercised, and tendering payment to the Company of the purchase price. The form of payment for shares to be issued upon the exercise of an option may (x) in the case of employees consist entirely or in any combination of cash, check, a commitment to pay by a broker or shares held by the optionee or issuable upon exercise of the option, or such other consideration and method of payment permitted under any laws to which the Company is subject, or (y) in the case of non-employee directors consist of (a) cash or check or (b) subject to approval by the Committee, cash, check, broker’s commitment to pay, or Common Stock held by the Optionee for at least six months, or some combination thereof.

(b)   Exercise Price:   The exercise price per share for the shares to be issued pursuant to the exercise of an option shall be such price as is determined by the Committee; provided, however, that: (i) with respect to both non-statutory stock options and incentive stock options such price shall in no event be less than 100% of the fair market value per share on the date of grant, except that the Committee may specifically provide that the exercise price of an option may be higher or lower in the case of an option granted to employees of a company acquired by the Company in assumption and substitution of options held by such employees at the time such company is acquired; and (ii) the Committee does not have the authority to adjust or amend the exercise price of any options previously awarded to any optionee, whether through amendment, cancellation, replacement grant or other means. In the case of an incentive stock option granted to an employee who, at the time the incentive stock option is granted, owns or is deemed to own (by reason of the attribution rules applicable under Code Section 424(d)) stock possessing more than 10% of the combined voting power of all classes of stock of the Company, the exercise price per share shall be no less than 110% of the fair market value per share on the date of grant. The Common Stock fair market value per share on the date of an option grant will be equal to the closing price of the Common Stock on the date of the option grant. On March 16, 2005, the closing price of the Common Stock on the NASDAQ was $10.12 per share.

(c)   Limits on Stock Option Grants:   The maximum number of shares which may be subject to options awarded under the Plan during any calendar year to any one optionee shall not exceed 100,000 shares. To the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year under all incentive stock option plans of the Company exceeds $100,000, the options in excess of such limit shall be treated as non-statutory stock options. If the Plan amendments are approved by stockholders at the Meeting, then the provision providing that the maximum number of shares which may be subject to options awarded under the Plan during any calendar year to any one optionee shall not exceed 100,000 shares will be eliminated.

(d)   Termination of Employment:   If the optionee’s employment with the Company is terminated for any reason other than death or total and permanent disability, the option may be exercised within one month or within three months in the case of an incentive stock option (or in certain cases six months), or within six months in the case of a non-statutory stock option, in each case as is determined by the Committee, after such termination as to all or part of the shares as to which the optionee was entitled to exercise at the time of termination.

(e)   Death or Disability:   If an optionee should die or become permanently and totally disabled while employed by the Company, the options granted to him or her may be exercised at any time within six months (or such period of time not exceeding one year as is determined by the Committee) after such death or disability, but only to the extent the optionee was entitled to exercise the options at the date of his or her termination of employment due to such death or disability.

(f)    Term and Expiration of Options:   Options may not have a term greater than 10 years from the grant date. No option may be exercised after its expiration.

(g)   Nontransferability of Options:   Options granted under the Plan may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner, either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent or distribution or, if permitted of options granted under Exchange Act Rule 16b-3, transfers between spouses incident to a divorce.

(h)   Other Provisions:   The option agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Committee.

Federal Tax Information

The federal income tax consequences of options are complex and subject to change. The following discussion is only a brief summary of the general federal income tax rules currently applicable to options and does not cover all specific transactions that may arise. A taxpayer’s particular situation may be such that the general federal income tax rules described herein may not apply. This summary does not cover the state, local or foreign tax consequences of the grant or exercise of options under the Plan or the disposition of Common Stock acquired upon exercise of such options or federal estate tax or state estate, inheritance or death taxes. Therefore, each participant is urged to consult with his or her own tax adviser regarding federal, state, local and foreign tax consequences relating to participating in the Plan.

Incentive Stock Options

If an option granted under the Plan is treated as an incentive stock option, the optionee will not recognize any income for regular income tax purposes upon either the grant or the exercise of the option and the Company will not be allowed a deduction for federal tax purposes. Upon a sale of the shares, the tax treatment to the optionee and the Company will depend primarily upon whether the optionee has met certain holding period requirements at the time he sells the shares. In addition, as discussed below, the exercise of an incentive stock option may subject the optionee to alternative minimum tax liability in the year of exercise.

If an optionee exercises an incentive stock option and does not dispose of the shares received within two years of the date of the grant of such option or within one year after transfer of the shares to him, whichever ends later, any gain realized upon disposition will be characterized as long-term capital gain, and any loss will be treated as long-term capital loss. In either such case, the Company will not be entitled to a federal income tax deduction.

If the optionee disposes of the shares either within two years after the date the option is granted or within one year after the transfer of the shares to him, such disposition will be treated as a disqualifying disposition and an amount equal to the lesser of (a) the fair market value of the shares on the date of exercise minus the purchase price or (b) the amount realized on the disposition minus the purchase price, will be taxed as ordinary income in the taxable year in which the disposition occurs. Any such ordinary income will increase the optionee’s tax basis for purposes of determining gain or loss on the sale or exchange of such shares. The excess, if any, of the amount realized over the fair market value of the shares at the time of the exercise of the option will be treated as short-term or long-term capital gain, as the case may be, and any loss realized upon the disposition will be treated as a capital loss. An optionee will be generally considered to have disposed of shares if he sells, exchanges, makes a gift of or transfers legal title to such shares (except by pledge in certain non-taxable exchanges, a transfer in insolvency proceedings or upon death). If the amount realized from a sale or exchange of the shares is less than the purchase price, the optionee generally will not recognize income.

The exercise of an incentive stock option may subject an optionee to alternative minimum tax liability in the year of exercise because the excess of the fair market value of the shares at the time an incentive stock option is exercised over the purchase price is an adjustment in determining an optionee’s alternative minimum taxable income for such year. Consequently, an optionee may be obligated to pay alternative minimum tax in the year he exercises an incentive stock option. An optionee who makes a disqualifying disposition of stock acquired upon exercise of an incentive stock option must still treat such excess as an adjustment in determining alternative minimum taxable income. In the case of a disqualifying disposition which occurs after the year of exercise, an individual would be required to recognize alternative minimum taxable income in the year of exercise and ordinary income in the year of such disqualifying disposition in an amount determined under the rules described above. In addition, an optionee’s alternative minimum tax liability is affected by the availability of special credit, a basis adjustment and other complex rules.

In general, there will be no federal income tax consequences to the Company upon the grant, exercise or termination of an incentive stock option. However, if an optionee sells or disposes of stock received upon the exercise of an incentive stock option prior to satisfying the two-year and one-year holding periods described above, the Company will be entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares.

Non-statutory Stock Options

Non-statutory stock options granted under the Plan do not qualify as “incentive stock options” and, accordingly, do not qualify for any special tax benefits to the optionee. An optionee will not recognize any taxable income at the time he is granted a non-statutory option. However, upon its exercise, the optionee will recognize ordinary income for federal income tax purposes measured by the excess, if any, of the then fair market value of the shares over the option price. In the case of an optionee who is subject to Exchange Act Section 16, the optionee will recognize ordinary income on the later of the date that the option is exercised and the date that is six months after the option was granted. The income realized by an optionee who is a current or former employee will be subject to income tax withholding by the Company.

Upon a sale of any shares acquired pursuant to the exercise of a non-statutory stock option, the difference between the sale price and the optionee’s tax basis in the shares will be treated as short-term or long-term capital gain or loss, as the case may be. The optionee’s tax basis for determination of gain or loss upon any subsequent disposition of shares acquired upon the exercise of a non-statutory stock option typically will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such option.

In general, there will be no federal income tax consequences to the Company upon the grant or termination of a non-statutory stock option or a sale or disposition of the shares acquired upon the exercise of a non-statutory stock option. However, upon the exercise of a non-statutory stock option, the Company will be entitled to a deduction to the extent and in the year that ordinary income from the exercise of the option is recognized by the optionee, provided the Company has satisfied its withholding obligations under the Code.

ELIMINATION OF STOCK OPTION MAXIMUM LIMITATION

If Proposal 2 is approved by stockholders at the Meeting, the following sentence in Section 7.b. (Number of Shares) in the 1996 Plan will be eliminated: “The maximum number of Shares which may be subject to Options granted under the Plan during any calendar year to any Optionee is 100,000 Shares.” The purpose for removing this sentence is to provide the Compensation Committee with maximum flexibility when setting out a compensation package for the recruitment and retention of Company’s key personnel. It is expected that any stock option award in excess of this current limitation will be subject to Board approval.

GENERAL PROVISIONS OF THE CURRENT 1996 PLAN

Purposes

The purposes of the Plan are to promote the interests of the Company and its stockholders by: (a) helping to attract and retain the services of non-employee directors and employees of the Company who are in a position to make a material contribution to the successful operation of the Company’s business; (b) motivating such persons, by means of performance-related incentives, to achieve the Company’s business goals; and (c) enabling such persons to participate in the long-term growth and financial success of the Company by providing them with an opportunity to purchase stock of the Company.

Number of Shares of Common Stock Authorized

The number of shares of Common Stock authorized to be issued as options or Awards under the Plan will remain 3,500,000, and because 2,677,459 shares of Common Stock have previously been issued under the Plan, a total of 822,541 shares remain issuable under the Plan, and of such amount 1,847,850 shares remain issuable under future option grants and 1,847,850 shares are currently subject to issuance under outstanding options.

Administration

The Plan is currently administered by the Board’s Compensation Committee. The interpretation and construction of any provision of the Plan is within the sole discretion of the Committee, whose determination is final and binding. The Committee, however, does not have the authority to adjust or amend the exercise price of any options previously awarded to any optionee, whether through amendment, cancellation, replacement grant or other means.

Adjustment Upon Changes in Capitalization

Subject to any required action by the Company’s stockholders, if a change, such as a stock split or stock dividend, is made in the Company’s capitalization which affects the stock for which options are exercisable under the Plan or with respect to which Awards are granted, appropriate adjustment will be made in the exercise price of and the number of shares covered by outstanding options or Awards, and in the number of shares available for issuance under the Plan. In the event of a dissolution or liquidation of the Company, a sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another corporation, as a result of which the Company is not the surviving and controlling corporation, the Board will make provision for the assumption of all outstanding options and Awards by the successor corporation or the Board will declare that any option and Award will terminate as of a date fixed by the Board which is at least 30 days after notice thereof is given to optionees and Participants, and permit (i) each optionee to exercise his or her option as to all or a portion of the shares covered by such option, including shares as to which the option would not otherwise be exercisable and (ii) each Participant to receive his or her award free of any restrictions under the Plan.

Amendment and Termination of the Plan

The Committee may amend or terminate the Plan from time to time in such respects as the Committee may deem advisable and shall make any amendments which may be required so that options intended to be incentive stock options shall continue to be incentive stock options for the purpose of Code Section 422; provided, however, that without approval of the holders of a majority of the Common Stock, no such revision or amendment shall be made that affects the ability of options thereafter granted to satisfy Exchange Act Rule 16b-3. Except as otherwise provided in the Plan, any amendment or termination of the Plan shall not affect options or awards already granted and the Plan shall not adversely affect the terms of any option or award granted prior to the date the Plan was approved by stockholders, unless mutually agreed by the Company and an optionee or participant. The Plan will continue in effect until April 21, 2015 unless sooner terminated by the Committee or, subject to the approval of the Board and stockholders, extended.

Vote Required

The affirmative vote of a majority of the shares of Common Stock present and voting, either in person or by proxy at the meeting, is required for approval of the amendments to the 1996 Plan. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not be counted as votes cast on the proposal to approve the amendments to the 1996 Stock Option Plan.

Because the proposal to approve the amendments to the Plan is a non-routine matter, brokerage firms, banks and other nominees who hold shares on behalf of their clients in “street name” are not permitted to vote the Common Stock of their clients if such clients do not provide voting instructions (i.e. a vote FOR, AGAINST, or ABSTAIN) on this proposal.

New Plan Benefits

The future benefits or amounts with respect to Awards that would be received under the Plan by the Company’s Chief Executive Officer, four most highly paid executive officers other than the Chief Executive Officer including, as a group, current executive officers, non-employee directors, including as a group, and employees as a group, including current officers who are not executive officers, have not yet been determined and are discretionary and therefore not currently determinable.

Recommendation of the Board

Your Board recommends a vote FOR the amendments to the 1996 Plan, and proxies received will be so voted unless stockholders specify a contrary choice in their proxies.

The Board unanimously recommends a vote FOR approval of this Proposal 2 to amend the 1996 Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about Common Stock that may be issued upon exercise of options, warrants and rights under the Company’s equity compensation plans as of December 31, 2004, including the Company’s 1997 Stock Option Plan, 1996 Plan and the 1994 Stock Option Plan.

Plan Category	Number of Shares to be Issued upon Exercise of Outstanding Options (a)	Weighted Average Exercise Price of Outstanding Options (b)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders	2,076,050	$8.2734	767,500
Equity compensation plans not approved by stockholders(1)	972,000	$5.9313	N/A
Total	3,048,050	$7.5265	767,500

(1)          Represents (a) an aggregate of 372,000 shares issuable under options granted from time to time to persons (other than Mr. M. D. Young) not previously employed by the Company, as an inducement essential to such persons entering into employment agreements with the Company, and (b) 600,000 shares issuable under options granted to Mr. M. D. Young in 1995 in connection with a December 15, 1995 Employment Agreement between Mr. M. D. Young and the Company.

COMMON STOCK OWNERSHIP OF
PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of Common Stock as of February 16, 2005 (except as noted otherwise) by: (a) each person who is known by the Company to own beneficially more than 5% of the outstanding Common Stock; (b) each of the Company’s directors who owns Common Stock; (c) each of the executive officers named in the Summary Compensation Table set forth below under “Executive Compensation and Other Information;” and (d) all current directors and executive officers of the Company as a group.

Name of Beneficial Owner(1)	Shares Beneficially Owned	Percent of Class
Linwood A. (“Chip”) Lacy, Jr.(2)
c/o Solomon, Ward, Seidenwurm & Smith
401 B Street Suite 1200
San Diego, CA 92101	1,419,400	15.8%
M. Dendy Young(3)
3901 Stonecroft Boulevard
Chantilly, VA 20151-1010	1,023,323	10.5%
T. Rowe Price
100 Light Street
Baltimore, MD 21202	800,000	8.9%
Dimensional Fund Advisors, Inc.
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401	709,039	7.9%
Paradigm Capital Management, Inc.
Nine Elk Street
Albany, NY 12207	650,300	7.2%
Lawrence J. Schoenberg(4)	354,902	3.9%
Lee Johnson(5)	190,167	2.1%
James J. Leto(6)	125,167	1.4%
John M. Toups(7)	111,167	1.2%
Terri S. Allen(8)	105,396	1.2%
Steven Kelman, Ph.D.(9)	101,167	1.1%
Thomas A. Mutryn(10)	78,862	*
Daniel R. Young(11)	70,000	*
John Littley III(12)	40,000	*
Thomas L. Hewitt(13)	24,167	*
Barry L. Reisig(14)	22,167	*
Joseph “Keith” Kellogg, Jr.(15)	12,500	*
John T. Spotila(16)	0	0%
All Directors and Executive Officers as a group (14 persons)(17)	2,258,985	21.1%

*                    Less than one percent.

(1)          Such persons have sole voting and investment power with respect to all Common Stock shown as being beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.

(2)          Excludes 500,000 shares owned by the Linwood A. Lacy, Jr. 2004 Charitable Lead Annuity Trust; Mr. Lacy has no beneficial interest in such shares.

(3)          Includes 725,000 shares for which options are exercisable or become exercisable within 60 days after February 16, 2005, 830 shares held in the name of Mr. Young’s minor children and 5,000 shares held in an IRA.

(4)          Includes 153,000 shares for which options are exercisable or become exercisable within 60 days after February 16, 2005.

(5)          Includes 185,167 shares for which options are exercisable or become exercisable within 60 days after February 16, 2005.

(6)          Includes 125,167 shares for which options are exercisable or become exercisable within 60 days after February 16, 2005.

(7)          Includes 101,167 shares for which options are exercisable or become exercisable within 60 days after February 16, 2005.

(8)          Includes 98,125 shares for which options are exercisable or become exercisable within 60 days after February 16, 2005.

(9)          Includes 99,167 shares for which options are exercisable or become exercisable within 60 days after February 16, 2005.

(10)   Includes 77,500 shares for which options are exercisable or become exercisable within 60 days after February 16, 2005.

(11)   Includes 50,000 shares for which options are exercisable or become exercisable within 60 days after February 16, 2005.

(12)   Includes 40,000 shares for which options are exercisable or become exercisable within 60 days after February 16, 2005.

(13)   Includes 19,167 shares for which options are exercisable or become exercisable within 60 days after February 16, 2005, and 5,000 shares registered in the name of Thomas L. Hewitt FIT Trust.

(14)   Includes 19,167 shares for which options are exercisable or become exercisable within 60 days after February 16, 2005.

(15)   Includes 12,500 shares for which options are exercisable or become exercisable within 60 days after February 16, 2005.

(16)   Mr. Spotila resigned as an officer and full-time employee of the Company on May 24, 2004 and exercised all options that were available to him by the end of 2004.

(17)   Includes 1,705,127 shares for which options are exercisable or become exercisable within 60 days after February 16, 2005.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Exchange Act Section 16(a) requires the Company’s directors and officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC reports concerning their beneficial ownership of the Company’s equity securities. Directors, officers and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all such SEC reports they file. Pursuant to Item 405 of SEC Regulation S-K, the Company is required in this Proxy Statement to provide disclosure of “insiders” who do not timely file such reports. Based solely on a review of Forms 3 and 4 and amendments thereto furnished to the Company during 2004, Lee Johnson and James J. Leto failed to file timely a Form 4 regarding a single common stock option grant. Thereafter the Form 4’s were filed.

EXECUTIVE OFFICERS

The Company’s executive officers, and certain information about each of them, are as follows:

Name	Age	Title
M. Dendy Young	57	Chairman of the Board and Chief Executive Officer
Thomas A. Mutryn	51	Senior Vice President and Chief Financial Officer
Terri S. Allen	50	Senior Vice President, Sales
Scott W. Friedlander	45	Group Vice President, Sales, Enterprise Technology Practices
Scot T. Edwards	48	Chief Marketing Officer and Group Vice President

Officers are appointed by and serve at the discretion of the Board, except that officers at the Vice President level are appointed by and serve at the discretion of the Chief Executive Officer.

For information concerning Mr. M. D. Young, see “Election of Directors.”

Mr. Mutryn joined the Company in January 2003 as Chief Financial Officer and Senior Vice President of Finance. From November 1998 until April 2002, Mr. Mutryn served as Senior Vice President—Finance and Chief Financial Officer at US Airways, Inc. From 1989 to November 1998, Mr. Mutryn held a number of executive positions at United Airlines, Inc., including Vice President and Treasurer and Vice President of Revenue Management.

Ms. Allen joined the Company in July 2001 as Senior Vice President, Sales. From July 2000 until March 2001, she served as Vice President, Sales for Fiderus, a provider of information business security and privacy consulting and services. From May 1998 to February 2000, Ms. Allen served as Vice President, respectively for Eltrax Systems and Bell & Howell Co. From May 1978 to April 1998, she was employed by Xerox Corporation in various business management positions, including serving as Vice President and General Manager, Xerox of the Carolinas.

Mr. Friedlander joined the Company in November 2001 as Vice President, Sales, Technology Teams. He was promoted in November 2003 to Group Vice President, Sales, Enterprise Technology Practices. From February 2000 until June 2001, he served as Executive Vice President of Sideware Corp., an internet customer service system company. From June 1982 until February 2000, Mr. Friedlander was employed by Xerox Corp.¸ where he was promoted to Vice President/General Manager.

Mr. Edwards joined the company in March 2004 as Chief Marketing Officer. He was promoted in January 2005 to Chief Marketing Officer and Group Vice President. From February 2002 until July 2003, he served as Executive Vice President of ReturnBuy/Jabil Global Services, an asset management, supply chain management and direct marketing technology company. From January 2000 until August 2001, Mr. Edwards served as Chief Marketing Officer/Executive Vice President of Xyan, Inc., a provider of digital printing and imaging services.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

The following table sets forth certain information for the three years ended December 31, 2004 concerning compensation paid or accrued by the Company to or on behalf of: (a) the Company’s Chief Executive Officer (“CEO”); and (b) the four most highly compensated executive officers other than the CEO, whose compensation during 2004 exceeded $100,000 (collectively, the “Named Executive Officers”):

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Other Annual Compensation ($)(3)	Restricted Stock Award(s) ($)	Securities Underlying Options (#)	All Other Compensation ($)
M. Dendy Young	2004	350,000	326,451	0	0	100,000	483,000	(4)
Chairman and CEO	2003	323,167	314,722	0	0	0	276,000	(5)
	2002	300,000	538,140	0	0	0	0
John T. Spotila(6)	2004	283,145	147,349	0	0	0	881,474	(7)
President, COO and	2003	261,141	205,427	0	0	25,000	0
Secretary	2002	235,300	336,807	0	0	25,000	0
Thomas A. Mutryn	2004	273,295	197,175	0	0	10,000	0
CFO and Senior Vice President	2003	215,109	107,333	0	0	125,000	60,000	(8)
Terri S. Allen	2004	237,027	186,571	0	0	7,500	0
Senior Vice President,	2003	210,289	122,751	0	0	30,000	0
Sales	2002	217,499	141,660	0	0	15,000	94,396	(9)
John Littley III(10)	2004	224,628	131,247	0	0	0	0
Senior Vice President, Program &	2003	190,284	98,151	0	0	70,000	0
Information Services

(1)    Includes amounts, if any, deferred by the Named Executive Officer pursuant to the Company’s 401(k) plan.

(2)    Bonuses under any Executive Bonus Plan are based on corporate and individual performance. See “Compensation Committee Report on Executive Compensation—Executive Bonus Plan.”

(3)    Pursuant to SEC rules, perquisites exceeding neither $50,000 nor 10% of a Named Executive Officer’s combined annual salary and bonus are not required to be reported.

(4)    Amount realized upon option exercise.

(5)    Amount realized upon option exercise.

(6)    Mr. Spotila resigned as an officer and employee of the Company, effective as of May 24, 2004; pursuant to his employment agreement he was paid a salary for six months following his resignation, and such salary is included above.

(7)    Amount realized upon option exercise.

(8)    Amount received for sign-on bonus.

(9)    Amount paid for relocation.

(10)  Mr. Littley resigned as an officer and employee of the Company, effective as of February 1, 2005.

Option Grants in Last Fiscal Year

The following table contains information concerning the grant of stock options made during the year ended December 31, 2004 to each of the Named Executive Officers:

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(4)
Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees In 2004(2)	Exercise Price(3) ($/Sh)	Expiration Date	Hypothetical Value Realized at 5% ($)	Hypothetical Value Realized at 10% ($)
M. Dendy Young	100,000	17.91%	12.10	3/19/2011	492,592	1,147,948
Thomas A. Mutryn	10,000	1.79%	12.10	3/19/2011	49,259	114,795
Terri S. Allen	7,500	1.34%	12.10	3/19/2011	36,944	86,096
John T. Spotila	0	0.00%
John Littley III	0	0.00%

(1)          Such options were granted under the Company’s 1996 Plan, vest and become exercisable in 25% installments on the first four anniversaries of the grant date.

(2)          During fiscal 2004, employees were granted under the Company’s 1996 Plan or in accordance with employment offers, and non-employee directors were granted automatically under the 1996 Plan, options to purchase an aggregate of 558,500 shares of Common Stock.

(3)          Represents the closing price of Common Stock on NASDAQ on the grant date.

(4)          Potential values are net of exercise price and before taxes payable in connection with the exercise of such options or the subsequent sale of shares acquired upon the exercise of such options. These values are based on certain assumed rates of appreciation (i.e., 5% and 10% compounded annually over the term of such options) based on SEC rules. The actual values, if any, will depend upon, among other factors, the future performance of Common Stock, overall market conditions and the Named Executive Officer’s continued employment with the Company. Therefore, the potential values reflected in this table may not necessarily be achieved.

Aggregated Option Exercises in 2004 and Option Values at December 31, 2004

The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during the year ended, and unexercised options held as of, December 31, 2004:

			Number of Securities Underlying Unexercised Options at 12/31/04 ($)	Value of Unexercised In-the-Money Options at 12/31/04 ($)(2)
Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
M. Dendy Young	100,000	$483,000	700,000	$4,707,000
			0	$0
John T. Spotila	160,000	$881,474	0	$0
			0	$0
Thomas A. Mutryn	0	$0	0	$0
			0	$0
Terri S. Allen	0	$0	87,500	$351,050
			47,500	$148,750
John Littley III	0	$0	20,000	$46,250
			30,000	$63,450

(1)          Represents the excess of the value received of the shares acquired upon exercise of such options over the exercise price of such options.

(2)          Represents the excess of the market value of the shares subject to such options over the exercise price of such options.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of three non-employee directors: Messrs. D. R. Young (Chairman), Hewitt and Kelman. No member of the Compensation Committee is a current or former officer or employee of the Company. No executive officer of the Company serves or has served as a member of the compensation committee of another entity, one of whose executive officers serves on the Company’s compensation committee. No executive officer of the Company serves or has served as a director of another entity, one of whose executive officers serves on the Company’s compensation committee. Although Mr. M. D. Young is not a member of the Compensation Committee, he is expected to attend portions of the Compensation Committee meetings at the request of such committee to provide information to, and respond to questions from, the Compensation Committee. Mr. M. D. Young does not exercise any of the rights or have any of the responsibilities of a Compensation Committee member. He is not entitled to vote on any matters before the Compensation Committee and does not participate in any Compensation Committee decisions regarding CEO compensation. See “Compensation Committee Report on Executive Compensation.”

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT
AND CHANGE OF CONTROL ARRANGEMENTS

Pursuant to an employment agreement dated January 1, 2001 (the “2001 Employment Agreement”), which automatically renews for successive one-year terms unless the Company or Mr. M. D. Young gives the other party notice at least 180 days prior to the expiration of the then current term that the agreement will not renew, Mr. M. D. Young serves as the Company’s CEO and he is nominated every three years to serve as a Board member. Mr. M. D. Young for fiscal year 2005 is paid a salary at the rate of $350,000 per year, reviewed annually by the Board, plus a $350,000 targeted annual bonus payable periodically in accordance with the Company’s then current bonus plan for senior officers. 80% of the bonus payment is payable in the ratio of the percentage of the goal achieved upon attainment of earnings before taxes (adjusted for Board-approved one-time charges (e.g., acquisition costs)); and the remaining 20% is based on qualitative metrics consisting of 1) achievement/advancement of company 2007 strategy; 2) succession planning in place for key personnel; and 3) leadership development; retention of key personnel; and team building, and is payable upon Mr. M. D. Young’s attainment of these metrics as evaluated by the Compensation Committee and Board. Mr. M. D. Young is also entitled to such other benefits and perquisites as provided to other senior officers pursuant to policies established by the Board from time to time.

The 2001 Employment Agreement may be terminated by the Company for cause (as defined in such agreement) upon 10 business days’ notice to Mr. M. D. Young; and other than for cause upon 180 days’ notice to Mr. M. D. Young and by paying to him in installments during the following 12 months an aggregate amount equal to his then in effect annual salary plus a bonus in an amount equal to Mr. M. D. Young’s bonus for the previous year. Mr. M. D. Young may terminate the 2001 Employment Agreement without cause at any time upon 90 days’ notice and, in such event, he will be entitled to all compensation and other benefits that have accrued as of the termination date.

Pursuant to an offer letter dated December 31, 2002 from the Company and accepted by Thomas A. Mutryn (the “Mutryn Letter”), Mr. Mutryn is serving as Senior Vice President and Chief Financial Officer of the Company at annual base salary for 2005 of $320,000 plus a $150,000 targeted annual bonus for 2005 under the current bonus plan for senior officers. Also pursuant to the Mutryn Letter, the Company paid $30,000 to Mr. Mutryn in respect of his initial employment in January 2003, and another $30,000 after six months of his employment with the Company. Additionally, Mr. Mutryn was granted a seven-year option to purchase up to 125,000 shares of Common Stock, at an exercise price of $11.30 per share. Mr. Mutryn is entitled to such other benefits and perquisites as provided to other senior officers pursuant to policies established by the Board from time to time. Mr. Mutryn’s employment at GTSI is an “at will” relationship, that either the Company or Mr. Mutryn may terminate at any time (subject to the change of control provisions discussed below).

The Compensation Committee and the Board have approved change of control agreements with the five Named Executive Officers and eleven other officers. These agreements provide that if, within six months prior to or eighteen months following a change of control, such an officer is terminated as an employee of the Company other than for cause; his or her compensation is reduced; his or her responsibilities are substantively diminished; or he or she is required to relocate, he or she will receive certain payments based on his or her then current annual salary and targeted annual bonus. Each of Mr. M.D. Young, Mr. Mutryn, and Ms. Allen will receive such payments equal to one and one-half times his or her then current annual salary and targeted annual bonus; Mr. Edwards will receive one-half of his then current annual salary and targeted annual bonus and Mr. Friedlander will receive nine months of his then current annual salary and targeted annual bonus. Any unvested options held by the foregoing will immediately vest upon a change of control. Change of control is defined as (a) control of 50% or more of the Company’s outstanding Common Stock; (b) a change in a majority of the Board members if the change occurred during any 12 consecutive months and the new directors were not elected by the Company’s stockholders or by a majority of the directors who were in office at the beginning of the 12-month period; or (c) the stockholders approve a merger or consolidation of the Company with another corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation. The above-discussed change of control agreements supersede the change of control provisions in Mr. M. D. Young’s 2001 Employment Agreement, the Mutryn Letter and the June 28, 2001 letter to Ms. Allen, Senior Vice President, Sales, of the Company.

See discussion of the Company’s Long Term Incentive Plan in the section entitled “Compensation Committee Report on Executive Compensation.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company and Federal Airways Corporation, a company of which Mr. Johnson is the owner and president, are parties to a consulting agreement, which began in 1997 and will continue until Mr. Johnson ceases to be a director of the Company or either party terminates the agreement. Under the agreement, if the Company calls upon Mr. Johnson to provide services in respect of Company matters, the Company pays Mr. Johnson a fee of $2,000 per day for his services and reimburses his related out-of-pocket expenses. During 2004, the Company paid Federal Airways Corporation $352,750, plus reimbursement of related out-of-pocket expenses of $2,373, for a total of $355,123 for services performed by Mr. Johnson during the year. A substantial portion of Mr. Johnson’s consulting services on the Company’s behalf during 2004 related to assistance with GTSI’s Enterprise Resource Planning implementation. During 2000 and 2001 the Company provided substantial equipment financing to a customer (the “Customer”) that was not otherwise affiliated with the Company or Mr. Johnson. In 2002 the Customer was acquired by a “Fortune 100” company for which the Company continues to provide equipment and services. During 2004 the Company obtained additional contracts from the Customer for five new locations. Since 2000 the Company has provided the Customer with more than $140 million of equipment and services in which Mr. Johnson continues to handle substantially all of the negotiations for the Company.

Director James J. Leto’s son James Todd Leto (Todd Leto) serves as Vice President, Customer Sales, a division of the Company’s Sales organization. During 2004, Todd Leto received a salary of $172,520, commissions of $176,902, and a bonus of $42,128. By agreement between the Company and James J. Leto, he does not participate in any decision making at GTSI with respect to Todd Leto’s performance or compensation.

On March 3, 2005, the Board approved the acceleration of the vesting of unvested stock options with an exercise price above $10.05 previously awarded to employees, officers and directors under GTSI’s stock option plans. Forfeiture of these accelerated options will occur on the date that an employee or officer’s employment with GTSI terminates, or on the date that a non-employee director is no longer a director of GTSI, if such termination date is prior to the original vesting date of such options. The vesting of these options was accelerated to avoid recognizing compensation expense in future financial statements upon the adoption of SFAS 123R.

The following report on executive compensation by the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Policy and Objectives

The Company’s compensation program for executive officers is designed to attract, motivate and retain qualified executive officers and is generally administered by the Compensation Committee. The Company’s program is based on compensation policies and plans which seek to enhance the profitability of the Company, and thus stockholder value, by aligning closely the financial interests of the executive officers of the Company with those of its stockholders. Accordingly, the Committee, which is composed entirely of non-employee directors, structures such policies and plans to pay competitive levels of compensation for competitive levels of performance, and to provide for superior compensation opportunities for superior levels of performance.

The Company actively collects and analyzes compensation information, including compensation surveys from consulting firms such as Longnecker & Associates, Watson Wyatt and Aon Consulting. This information, and other market and competitive information collected by the Company’s Human Resources department, is used as the basis for comparing the compensation of the Company’s executive officers to amounts paid to executive officers with comparable qualifications, experience and responsibilities at other companies engaged in the same industry as the Company.

Components

The Company’s executive compensation program includes three components, each of which is intended to serve the overall compensation approach described above: base salary, an executive bonus and stock options. If Proposal 2 is approved by stockholders, stock incentives under the 1996 Plan will be another component in 2005 as discussed below.

Base Salary

The Committee believes that the Company pays base salaries to its executive officers that are set conservatively, and near the median, compared with executive officers employed at competing companies. The Committee, among other things, reviews and recommends to the Board the annual salaries of the Company’s primary Section 16 executive officers (Chief Executive Officer, Chief Operating Officer and Chief Financial Officer). The Committee, with input from the CEO, has been delegated by the Board the authority to set the annual base salaries of the remaining, less senior executive officer positions. Additionally, all full-time executive officers are eligible to participate in the Company’s broad-based employee benefit plans.

Executive Bonus Plan

The Committee believes that a significant portion of each executive officer’s total compensation should be “at risk” in the form of incentive compensation. Accordingly, under an annual Executive Bonus Plan developed and implemented under the Committee’s supervision, the Company pays cash bonuses to all its eligible executive officers according to a formula based upon the Company’s earnings before taxes. Individual bonuses are calculated as a percentage of base salary and range from 30% to 72% in the case of officers generally, other than the CEO. Under the 2001 Employment Agreement, and as approved by the Compensation Committee on October 29, 2003, Mr. M. D. Young is entitled to a $350,000 targeted annual bonus in 2005 payable periodically in accordance with the Company’s then senior bonus plan. 80% of the bonus payment is payable in the ratio of the percentage of the goal achieved upon attainment of earnings before taxes (adjusted for Board-approved one-time charges (e.g., acquisition costs)); and the remaining 20% is based on qualitative metrics consisting of 1) achievement/advancement of company 2007 strategy; 2) succession planning in place for key personnel; and 3) leadership development; retention of key personnel; and team building, and is payable upon Mr. M. D. Young’s attainment of these metrics as evaluated by the Compensation Committee and Board. The Board establishes the earnings before taxes goal at the beginning of each year. In 2004, bonuses were earned by executive officers based on application of the Executive Bonus Plan’s formula. The CEO additionally employs the occasional use of “spot” bonuses in recognition of extraordinary performance.

Long-Term Incentive Plan

The Company’s Long-Term Incentive Plan (“LTIP”) provides for the granting of cash awards with respect to the performance periods as the Committee may determine (each such period, a “Performance Period”). The receipt of each award will be subject to the achievement of such performance factor or factors as the Committee may determine (the “Performance Factors”). Performance Factors may include any or all of the following: stock price; total stockholders return, earnings per share; revenue; net sales; operating income or margin; earnings before all or any of interest, taxes, depreciation and/or amortization; cash flow; working capital; return on equity; return on assets; market share; sales (net or gross) measured by product line, territory, customer(s), or other category; earnings from continuing operations; net worth; levels of expense, cost or liability by category, operating unit or any other delineation; any increase or decrease of one or more of the foregoing over a specified period or the performance relative to one or more of the foregoing relative to other peer companies over a specified period. Such Performance Factors may relate to the Company’s performance, a business unit, product line, territory, or any combination thereof. Except with respect to any LTIP participant who is an “executive officer” (within the meaning of Exchange Act Rule 3b-7), Performance Factors may also include such objective or subjective performance goals as the Committee may from time to time establish. Performance Factors may include a level of performance below which no payment will be made, a target performance level at which the full amount of the award will be made, and a maximum performance level at which the maximum amount will be paid. Unless otherwise provided by the Committee in connection with specified terminations of employment or upon a change of control of the company, payment in respect of awards will be made only if and to the extent that the Performance Factors with respect to such Performance Period are attained.

The Company intends to grant awards under the LTIP in fiscal year 2005 to certain executive officers and other Company employees. The Compensation Committee will determine which executive officers will participate and, after consultation with the Company’s executive officers, which other Company employees (collectively, the “Participants”). Amounts payable under such awards will be based on the Company’s net income in fiscal years 2006 and 2007 (each a “Performance Period”), as determined in accordance with generally accepted accounting principles, subject to adjustments (such as for significant non-recurring charges or changes in accounting) as determined by the Compensation Committee. These award plans may be referenced below as the 2006 and 2007 LTIP Plans.

With respect to executive officers, as a maximum award, if the Company’s net income in a Performance Period is $28.3 million or greater, with respect to each Performance Period such target is met each executive officer will receive 200% of the aggregate of his or her fiscal year 2004 annual base salary plus any awards to such executive under the Company’s compensation incentive plan for fiscal year 2004 (“2004 Total Targeted Compensation”). If the Company’s net income for a Performance Period is less than $14.8 million, the executive officer will not receive a bonus. If the net income for a Performance Period is between $14.8 million and $28.3 million, the executive officer will receive a percentage of the 2004 Total Targeted Compensation between 0% and 200%, adjusted on a pro rata basis. The Company’s net income in 2004 was $10.3 million (including a reversal of certain aged accrued liabilities of $10.1 million (with an after tax effect of $6.2 million) in the third quarter of 2004).

Participants in the 2006 and 2007 LTIP Plans must be employed by the Company at the end of a Performance Period to receive any compensation under such Plans. In addition, to be eligible for 100% of the possible awards for a Performance Period, a Participant must be employed by the Company at least 18 months prior to the beginning of such Performance Period. If a Participant commences employment less than 18 months prior to the beginning of a Performance Period, the percentage of award to which such Participant will be entitled will be reduced on a pro rata basis, determined by multiplying the total award by a fraction, the numerator of which is the number of months such Participant was employed by the Company prior to the end of the Performance Period and the denominator of which is 40 (18 months prior to Performance Period plus the Performance Period).

Upon a change of control of the Company in the 24-month period before the end of a Performance Period, Participants may be entitled to receive pro rata amounts under the 2006 and 2007 LTIP Plans, determined by projecting through the end of the applicable Performance Period the Company’s actual trailing twelve months’ net income prior to such change of control. If such projected net income meets the targets described above for a Performance Period, the Participants will be entitled to a pro rata share of the amount to which they would have been entitled if such Performance Period had been completed. The pro rata amount will be determined by multiplying the potential award amount by a fraction, the numerator of which is the number of complete months between the date of the change of control and the end of a Performance Period, and the denominator of which is 24.

Stock Incentive and Stock Option Program

Given the recent industry trend to move away from stock options as a key component of an executive compensation program, the Committee initiated a review of other stock incentive programs from various compensation consultants. As a result, the Committee adopted and proposed that the Company incorporate, subject to stockholder approval, a stock incentive program into its existing 1996 Plan to provide for alternative incentive programs for Company to encourage performance, as set forth in Proposal 2 above.

Options to purchase Common Stock are a component of the Company’s executive compensation program. The Committee views the grant of stock options as an incentive that serves to align the interests of executive officers with the Company’s goal of enhancing stockholder value. Options will only have value to an executive officer if the stock price increases over the exercise price. The Committee reviews and acts upon recommendations by the Company’s CEO with regard to the grant of stock options to executive officers (other than to himself). In determining the size and other terms of an option grant to an executive officer, the Committee considers a number of factors, including such officer’s position, responsibilities and previous stock option grants (if any). Options typically vest in equal installments over three to five years and, therefore, encourage an officer to remain in the employ of the Company.

Chief Executive Officer Compensation

In evaluating the CEO’s compensation, the Committee reviewed the compensation for similar positions. The Committee reviewed executive compensation reports from Longnecker & Associates, Watson Wyatt and Aon Consulting. The Committee studied the base salary, annual bonuses, stock options and grants, and other long-term compensation of the chief executive officers in each of the other companies, and recommended Mr. M. D. Young’s salary to the Board by targeting the 50th percentile of base and target bonus based upon the Committee’s research. Mr. M. D. Young’s current compensation plan is intended to provide significant incentives to him to increase the Company’s value (as reflected in its stock price) to the benefit of all Company stockholders, while the focus of his annual bonus is on achieving short-term financial goals.

Mr. M. D. Young’s compensation, as set forth in the 2001 Employment Agreement (see “Employment Agreements and Termination of Employment and Change of Control Arrangements” above), was unanimously approved by the Board. Mr. M. D. Young has been the Company’s CEO, as well as a member of its Board, since December 1995.

Other Matters

Mr. M. D. Young from time to time consulted with, and made recommendations to, the Committee with respect to the compensation of the Company’s executive officers other than himself. Other than as delegated by the Board (as set forth above), Mr. M. D. Young does participate in decisions relating to executive officer compensation, excluding his own, and did not participate on matters relating to the administration of the Company’s stock option plans.

Under Code Section 162(m), a publicly held corporation such as the Company will not be allowed a federal income tax deduction for compensation paid to the chief executive officer or one of the four most highly compensated officers (other than the chief executive officer) to the extent that compensation (including stock-based compensation) paid to each such officer exceeds $1 million in any fiscal year unless such compensation was based on performance goals or paid under a written contract that was in effect on February 17, 1993. The 1996 Plan is designed so that amounts realized on the exercise of options granted thereunder may qualify as “performance-based compensation” that is not subject to the deduction limitation of Section 162(m). The Committee intends to evaluate other elements of compensation in light of Section 162(m), but may enter into arrangements that do not satisfy exceptions to Section 162(m), as the Committee determines to be appropriate.

COMPENSATION COMMITTEE
DANIEL R. YOUNG, Chairman
THOMAS L. HEWITT
STEVEN KELMAN

The following performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

PERFORMANCE GRAPH

The following graph compares the annual percentage change in the cumulative total return on Common Stock with the cumulative total return of the NASDAQ Composite Index and a Peer Index of companies with the same four-digit standard industrial classification (SIC) code as the Company (SIC Code 5045—Computers and Peripheral Equipment and Software)(1) for the period commencing January 1, 1999 and ending December 31, 2004. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

	Dec. 31, 1999	Dec. 31, 2000	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2004
GTSI	100.00	114.76	334.36	489.09	503.67	382.18
Peer Index(1)	100.00	50.40	33.36	21.92	31.18	37.13
NASDAQ Index	100.00	62.85	50.10	34.95	52.55	56.97

COMPARES 5-YEAR CUMULATIVE TOTAL RETURN
AMONG GTSI CORP., NASDAQ MARKET INDEX AND
SIC CODE INDEX

ASSUMES $100 INVESTED ON  DEC. 31, 1999
ASSUMES  DIVIDEND REINVESTED
FISCAL YEAR ENDING  DEC. 31, 2004

(1)          The 23 companies listed in SIC Code 5045 are:  CDW Corporation; CNTV Entertainment Group; Electronics for Imaging; En Pointe Technologies.; GTSI Corp.; Ikon Office Solutions; Info Tech USA, Inc.; Ingram Micro, Inc.; I-Sector Corporation; MTM Technologies, Inc.; Navarre Corp.; OCG Technology Inc.; Pacific Magtron Intl; Palmone, Inc.; Peerless Systems Corp.; Programmers Paradise, Inc.; San Holdings, Inc.; Sand Technology, Inc., CL A; Scansource, Inc.; SED Intl. Holdings, Inc.; Sharp Holding Corp.; Tech Data Corporation; and Transnet Corp.

Since last year’s proxy statement, Centiv, Inc.; CompuCom Systems, Inc.; Latitude Communications; Merisel, Inc.; Micros-to-Mainframes, Inc.; and Safeguard Scientific, Inc. were deleted from SIC Code 5045, and CNTV Entertainment Group; Electronics for Imaging; MTM Technologies, Inc.; and Navarre Corp. were added to SIC Code 5045.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The following Report of the Audit Committee of the Board (the “Audit Committee”) does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference in any of those filings.

The Board adopted a written Audit Committee Guideline, a copy of which is posted on the Company’s Internet website, www.GTSI.com (located on the Investor Relations web page). The Board and the Audit Committee believe that the Audit Committee members are and were at the time of the actions described in this report “independent” as independence is defined in NASDAQ Rule 4200(a)(15).

In overseeing the preparation of the Company’s financial statements, the Audit Committee met with both management and the Company’s independent auditors to review and discuss significant accounting issues. The Audit Committee members have reviewed and discussed with the Company’s management the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2004. Management advised the Audit Committee that all of the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2004 were prepared in accordance with generally accepted accounting principles and the Audit Committee discussed such financial statements with both management and the Company’s independent auditors. The Audit Committee members’ review included discussion with the Company’s independent auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, issued by the Auditing Standard Board of the American Institute of Certified Public Accountants.

With respect to the Company’s independent auditors, members of the Audit Committee, among other things, discussed with Ernst & Young LLP matters relating to its independence, including the disclosures made to the Audit Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee). The Audit Committee reviewed and pre-approved the non-audit services described below provided by the Company’s independent auditors. The Audit Committee has considered whether the provision by Ernst & Young LLP of non-audit services to the Company is compatible with maintaining Ernst & Young’s independence.

The Audit Committee also works with the internal auditor that reports directly to the Audit Committee and the Chief Financial Officer.

On the basis of the reviews and discussions referred to above, the Audit Committee recommends to the Board that the Board approve the inclusion of the Company’s audited consolidated financial statements referred to above in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the SEC.

Audit Committee members for the year ended December 31, 2004:

BARRY L. REISIG, Chairman
JOSEPH KEITH KELLOGG, JR.
JOHN TOUPS

AUDIT FEES

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Ernst & Young, LLP for fiscal years 2004 and 2003.

	2004		2003
Audit Fees	$1,076,500	(1)	$369,833
Audit Related Fees	$28,000	(2)	$27,500
Tax Fees	$94,737	(3)	$59,662
Total	$1,199,237		$456,995

(1)          Includes fees for audit of consolidated financial statements, audit of internal controls, quarterly reviews, and fees incurred related to Form S-8 registration statements.

(2)          Includes fees for accounting advisory related to vendor payable, stock option and inventory issues.

(3)          Includes fees for tax return preparation and tax consultation.

Effective May 6, 2003, GTSI was required to obtain pre-approval by our Audit Committee for all audit and permissible non-audit related fees incurred with our independent auditors. The Audit Committee has adopted additional pre-approval policies and procedures. All audit and non-audit related fees were approved in advance by the Audit Committee. When it is efficient to do so, we use third parties other than our auditors to perform non-audit work, such as tax work, on behalf of the Company.

INDEPENDENT ACCOUNTANTS

The Company’s independent accountant for the fiscal year ended December 31, 2004 was Ernst & Young LLP. The Board has not yet selected the independent accountants for the Company’s fiscal year ending December 31, 2005. A representative of Ernst & Young LLP is expected to be present at the Meeting, will have an opportunity to make a statement if he or she so desires, and is expected to be available to respond to appropriate questions.

ANNUAL REPORT

A copy of the Company’s 2004 Annual Report to Stockholders is being delivered to each stockholder as of the Record Date. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the SEC, is also available free of charge to all stockholders of record as of the Record Date by writing to the Company at 3901 Stonecroft Boulevard, Chantilly, Virginia 20151-1010, Attention:  Investor Relations.

OTHER MATTERS

The Company currently knows of no matters to be submitted at the Meeting other than those described herein. If any other matters properly come before the Meeting, the proxies will vote the Common Stock they represent as they deem advisable. The persons named as attorneys-in-fact in the proxies are officers of the Company.

By Order of the Board of Directors
CHARLES E. DELEON
Secretary
Chantilly, Virginia
March 28, 2005

APPENDIX A

GTSI CORP.
AMENDED AND RESTATED
1996 STOCK INCENTIVE PLAN

1.                 Establishment and Purposes of the Plan.

GTSI Corp. established this Amended and Restated 1996 Stock Incentive Plan (the “Plan”) to promote the interests of the Company and its stockholders by (i) helping to attract and retain the services of non-employee directors and selected employees of the Company who are in a position to make a material contribution to the successful operation of the Company’s business, (ii) motivating such persons, by means of performance-related incentives, to achieve the Company’s business goals and (iii) enabling such persons to participate in the long-term growth and financial success of the Company by providing them with an opportunity to purchase and own stock of the Company. The Company is amending and restating the Plan to allow for the granting of Restricted Stock, Restricted Stock Units and Performance Awards on the terms and conditions set forth herein.

2.                 Definitions.

The following definitions shall apply throughout the Plan:

a.      “Affiliate” shall mean any entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Company.

b.     “Award” means a Restricted Stock, Restricted Stock Unit or Performance Award granted under the Plan.

c.      “Award Agreement” means a written or electronic agreement executed on behalf of the Corporation by the Chief Executive Officer (or another officer designated by the Committee) and delivered to the Participant and containing terms and provisions of Awards, consistent with the Plan, as the Committee may approve. Such agreement may, but is not required to be, executed by the Participant.

d.     “Board of Directors” shall mean the Board of Directors of the Company.

e.      “Cause” means (W) termination of Participant’s employment for “cause” in accordance with the Corporation’s or a Related Corporation’s written policies or pursuant to the definition of “cause” as indicated in any agreement Participant may have with the Company; (X) dishonesty or conviction of a crime which brings the Participant into disrepute or is likely to have a material detrimental impact on the business operations of the Company; (Y) failure to perform his or her duties to the satisfaction of the Company after written notice; or (Z) engaging in conduct that could be materially damaging to the Company without a reasonable good faith belief that such conduct was in the best interest of the Company. The determination of “Cause” shall be made by the Committee and its determination shall be final and conclusive.

f.      “Code” shall mean the Internal Revenue Code of 1986, as amended. References in the Plan to any section of the Code shall be deemed to include any amendment or successor provisions to such section and any regulations issued under such section.

g.      “Common Stock” shall mean the common stock, par value $0.005 per share, of the Company.

h.     “Company” shall mean GTSI Corp., a Delaware Corporation and any “subsidiary” corporation, whether now or hereafter existing, as defined in Sections 424(f) and (g) of the Code, or any entity in which GTSI owns at least a 51% interest.

i.      “Committee” shall mean the Committee appointed by the Board of Directors in accordance with Section 4(a) of the Plan or, if no Committee shall be appointed or in office, the Board of Directors.

j.       “Continuous Employment” shall mean the absence of any interruption or termination of employment by the Company. Continuous Employment shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Committee or in the case of transfers between locations of the Company.

k.     “Covered Employee” means any individual who, on the last day of the taxable year, is the Chief Executive Officer of the Company or is acting in such capacity or among the four highest paid compensated officers (other than the Chief Executive Officer) within the meaning of Section 162(m) of the Code.

l.      “Disinterested Person” shall mean an administrator of the Plan who satisfies the requirements, if any, imposed on administrators of plans in order for the grant of Awards or Options to be exempt under any version of Rule 16b-3 under the Exchange Act that is relied on by the Company.

m.    “Employee” shall mean any employee of the Company, including officers and directors who are also employees. In determining whether an employment relationship exists, the regulations of the United States Treasury Department relating to the determination of the employment relationship for the purpose of collection of income tax on wages at the source shall be applied.

n.     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

o.     “Fair Market Value” shall mean, with respect to Shares, the fair market value per Share on the date an option is granted and, so long as the Shares are quoted on the National Association of Securities Dealers Automated Quotations (“Nasdaq”) System), the Fair Market Value per Share shall be the closing price on the Nasdaq Stock Market as of the date of grant of the Option, as reported in The Wall Street Journal or, if there are no sales on such date, on the immediately preceding day on which there were reported sales.

p.     “Incentive Stock Option” shall mean an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

q.     “Non-Employee Director” shall mean any director of the Company who is not an Employee of the Company.

r.      “Non-Statutory Stock Option” shall mean an Option which is not an Incentive Stock Option.

s.      “Option” shall mean a stock option to purchase Common Stock granted to an Optionee pursuant to the Plan.

t.      “Option Agreement” means a written agreement substantially in one of the forms attached hereto as Exhibit A, or such other form or forms as the Committee (subject to the terms and conditions of the Plan) may from time to time approve, evidencing and reflecting the terms of an Option.

u.     “Optioned Stock” shall mean the Common Stock subject to an Option granted pursuant to the Plan.

v.      “Optionee” shall mean any Employee or Non-Employee Director who is granted an Option.

w.     “Participant” means an eligible person under the Plan who is selected by the Committee to receive an Award under the Plan.

x.      “Performance Award” means a contractual right awarded pursuant to the Plan to receive a share of Common Stock (or its value in cash) or a cash-denominated award which right will be forfeitable by the Participant until the achievement of pre-established performance objectives over a performance period.

After the right becomes nonforfeitable, any Common Stock or other consideration issued in respect of the Performance Award will itself be nonforfeitable upon issuance.

y.      “Plan” shall mean this Amended and Restated GTSI Corp. 1996 Stock Incentive Plan (formerly the 1996 Stock Option Plan).

z.      “Restricted Stock” means an award of shares of Common Stock made pursuant to the Plan that is nontransferable and forfeitable by the Participant until the completion of a specified period of future service, the achievement of pre-established performance objectives or until otherwise determined by the Committee.

aa.    “Restricted Stock Unit” means a contractual right awarded pursuant to the Plan to receive a share of Common Stock (or its value in cash) which Common Stock (or its value in cash) will itself be forfeitable by the Participant until the completion of a specified period of future service, the achievement of pre-established performance objectives or until otherwise determined by the Committee.

bb.   “Securities Act” means the Securities Act of 1933, as in effect from time to time.

cc.    “Shares” shall mean shares of the Common Stock or any shares into which such Shares may be converted in accordance with Section 12 of the Plan

3.                 Shares Reserved.

The maximum aggregate number of Shares reserved for issuance pursuant to the Plan shall be 3,500,000 Shares or the number of shares of stock to which such Shares shall be adjusted as provided in Section 11 of the Plan. Such number of Shares may be set aside out of authorized but unissued Shares not reserved for any other purpose, or out of issued Shares acquired for and held in the treasury of the Company from time to time.

Shares subject to, but not sold or issued under, any Option or Award terminating, expiring or canceled for any reason prior to its exercise in full, shall again become available for Options or Awards thereafter granted under the Plan, and the same shall not be deemed an increase in the number of Shares reserved for issuance under the Plan.

Awards that can only be settled in cash shall not result in a charge against the aggregate number of Shares available for issuance. For purposes of determining the maximum number of shares available for issuance under the Plan, Awards that may be settled in Shares shall initially cause the available reserve to be reduced by the maximum number of Shares that may be issued in connection with the Award. Notwithstanding the foregoing, any Shares not actually issued at exercise or settlement shall again be available for issuance under the Plan.

4.                 Administration of the Plan.

a.      The Plan shall be administered by a Committee designated by the Board of Directors to administer the Plan and comprised of not less than two directors, each of whom is a Disinterested Person. In addition, each director designated by the Board of Directors to administer the Plan shall be an “outside director” as defined in the Treasury regulations issued pursuant to Section 162(m) of the Code. Members of the Committee shall serve for such period of time as the Board of Directors may determine or until their resignation, retirement, removal or death, if sooner. From time to time the Board of Directors may increase the size of the Committee and appoint additional members thereto, remove members (with or without cause) and appoint new members in substitution therefore or fill vacancies however caused.

b.     Subject to the provisions of the Plan, the Committee shall have the authority, in its discretion: (i) to grant Awards, Incentive Stock Options, in accordance with Section 422 of the Code, or Non-Statutory Stock Options; (ii) to determine, upon review of relevant information, the Fair Market Value per

Share; (iii) to determine the exercise price of the Options to be granted to Employees in accordance with Section 7(c) of the Plan; (iv) to determine the Employees to whom, and the time or times at which, Awards or Options shall be granted, and the number of Shares subject to each Award or Option; (v) to prescribe, amend and rescind rules and regulations relating to the Plan subject to the limitations set forth in Section 13 of the Plan; (vi) to determine the terms and provisions of each Award or Option granted to Participants or Optionees under the Plan and each Award Agreement or Option Agreement (which need not be identical with the terms of other Awards, Options, Award Agreements and Option Agreements) and, with the consent of the Participant or Optionee, to modify or amend an outstanding Award, Option, Award Agreement or Option Agreement; (vii) to accelerate the exercise date of any Option or the vesting date of any Award; (viii) to determine whether any Participants or Optionee will be required to execute a stock repurchase agreement or other agreement as a condition to the exercise of an Option or Award, and to determine the terms and provisions of any such agreement (which need not be identical with the terms of any other such agreement) and, with the consent of the applicable Participant or Optionee, to amend any such agreement; (ix) to interpret the Plan or any agreement entered into with respect to the grant or exercise of Awards or Options; (x) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Award or Option previously granted or to take such other actions as may be necessary or appropriate with respect to the Company’s rights pursuant to Awards or Options or agreements relating to the grant or exercise thereof; and (xi) to make such other determinations and establish such other procedures as it deems necessary or advisable for the administration of the Plan. Notwithstanding anything else herein, the Committee shall not have the authority to adjust or amend the exercise price of any Options previously awarded to any Optionee, whether through amendment, cancellation, replacement grant or other means.

c.      All decisions, determinations and interpretations of the Committee shall be final and binding on all Participants and Optionees and any other holders of any Awards or Options granted under the Plan.

d.     The Committee shall keep minutes of its meetings and of the actions taken by it without a meeting. A majority of the Committee shall constitute a quorum, and the actions of a majority at a meeting, including a telephone meeting, at which a quorum is present, or acts approved in writing by a majority of the members of the Committee without a meeting, shall constitute acts of the Committee.

e.      The Company shall pay all original issue and transfer taxes with respect to the grant of Awards or Options and/or the issue and transfer of Shares pursuant to the exercise thereof, and all other fees and expenses necessarily incurred by the Company in connection therewith; provided, however, that the person exercising an Award or Option shall be responsible for all payroll, withholding, income and other taxes incurred by such person in respect of the exercise of an Award or Option or transfer of Shares.

5.                 Eligibility.

a.      Non-Statutory Stock Options and Awards may be granted under the Plan to Employees and Non-Employee Directors; Incentive Stock Options may be granted under the Plan only to Employees.

b.     An Employee or Non-Employee Director who has been granted an Award or Option may, if he or she is otherwise eligible, be granted additional Awards or Options.

6.                 Options for Non-Employee Directors.

Non-Employee Directors may be granted Options in accordance with this Section 6 or Awards in accordance with Exhibit A to the Plan, as determined by the Committee from time to time.

If an Optionee ceases to serve as a Non-Employee Director for any reason, he or she may thereafter exercise his or her Option, to the extent he or she was entitled to do so at the date of such cessation, at any time before the earlier of (a) the fifth anniversary of the cessation date and (b) the date on which the respective Option would have expired if the Optionee had not ceased to serve as a Non-Employee Director. The post cessation exercise period of an Option granted to a Non-Employee Director, as set forth in the immediately preceding sentence, shall apply to Options granted automatically to Non-Employee Directors hereunder in the future.

To the extent that an Optionee who is a former Non-Employee Director does not exercise his or her Options (which he or she was entitled to exercise) within the applicable time period specified herein, the Option shall terminate. The consideration to be paid for the Shares to be issued upon exercise of an option by a Non-Employee Director shall consist of (a) cash or check or (b) subject to approval by the Committee, cash, check, broker’s commitment to pay, or Common Stock held by the Optionee for at least six months, or some combination thereof.

7.                 Terms and Conditions of Options.

Options granted pursuant to the Plan by the Committee shall be either Incentive Stock Options or Non-Statutory Stock Options and shall be evidenced by an Option Agreement providing, in addition to such other terms as the Committee may deem advisable, the following terms and conditions:

a.      Time of Granting Options.   The date of grant of an Option shall, except in the case of Non-Employee Directors, be the date on which the Committee makes the determination granting such Option. Notice of the determination shall be given to each Optionee within a reasonable time after the date of such grant.

b.     Number of Shares.   Each Option Agreement shall state the number of Shares to which it pertains and whether such Option is intended to constitute an Incentive Stock Option or a Non-Statutory Stock Option. If an Option held by an Employee of the Company is canceled, the canceled Option shall continue to be counted against the maximum number of Shares for which Options may be granted to such Employee and any replacement Option granted to such Employee shall also count against such limit.

c.      Exercise Price.   The exercise price per Share for the Shares to be issued pursuant to the exercise of an Option shall be such price as is determined by the Committee; provided, however, that with respect to both Non-Statutory Stock Options and Incentive Stock Options such price shall in no event be less than 100% of the Fair Market Value per Share on the date of grant, except that the Committee may specifically provide that the exercise price of an Option may be higher or lower in the case of an Option granted to employees of a company acquired by the Company in assumption and substitution of options held by such employees at the time such company is acquired.

In the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) stock possessing more than 10% of the combined voting power of all classes of stock of the Company, the exercise price per Share shall be no less than 110% of the Fair Market Value per Share on the date of grant.

d.     Medium and Time of Payment.   Except in the case of Non-Employee Directors, which shall be governed by Section 6, the consideration to be paid for the Shares to be issued upon exercise of an Option and to be paid to satisfy any withholding tax obligation incident thereto, including the method of payment, shall be determined by the Committee and, subject to approval by the Committee, may consist entirely or in any combination of cash, check, a commitment to pay by a broker or Shares held by the Optionee or issuable upon exercise of the Option, or such other consideration and method of payment permitted under any laws to which the Company is subject. In the case of an Incentive Stock Option, such provision shall be determined on the date of the grant.

e.      Term of Options.   The term of an Incentive Stock Option may be up to 10 years from the date of grant thereof; provided, however, that the term of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, shall be five years from the date of grant thereof or such shorter term as may be provided in the Option.

The term of a Non-Statutory Stock Option, in the case of an Employee, may be up to 10 years from the date such Employee first becomes vested in any portion of an Option award; and in the case of Non-Employee Director, shall be 10 years from the date of grant thereof.

The term of any Option, other than an Option awarded to a Non-Employee Director, may be less than the maximum term provided for herein as specified by the Committee upon grant of the Option and as set forth therein.

f.      Maximum Amount of Incentive Stock Options.   To the extent that the aggregate Fair Market Value (determined at the time an Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year under all incentive stock option plans of the Company exceeds $100,000, the Options in excess of such limit shall be treated as Non-Statutory Stock Options.

8.                 Exercise of Option.

a.      In General.   Any Option granted hereunder to an Employee shall be exercisable at such times and under such conditions as may be determined by the Committee and as shall be permissible under the terms of the Plan, including any performance criteria with respect to the Company and/or the Optionee as may be determined by the Committee. Any Option granted hereunder to a Non-Employee Director shall be exercisable at such times and under such conditions as set forth in Section 6 of the Plan.

An Option may be exercised in accordance with the provisions of the Plan as to all or any portion of the Shares then exercisable under an Option from time to time during the term of the Option. However, an Option may not be exercised for a fraction of a Share.

b.     Procedure.   An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company at its principal business office in accordance with the terms of the Option Agreement by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company, accompanied by any other agreements required by the terms of the Plan and/or Option Agreement or as required by the Committee and payment by the Optionee of all payroll, withholding or income taxes incurred in connection with such Option exercise (or arrangements for the collection or payment of such tax satisfactory to the Committee are made). Full payment may consist of such consideration and method of payment allowable under Section 7(d) of the Plan.

c.      Decrease in Available Shares.   Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

d.     Exercise of Stockholder Rights.   Until the Option is properly exercised in accordance with the terms of this section, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Option is exercised, except as provided in Section 11 of the Plan.

e.      Termination of Eligibility.   If an Optionee ceases to serve as an Employee for any reason other than death or permanent and total disability (within the meaning of Section 22(e)(3) of the Code) and thereby terminates his or her Continuous Status as an Employee he or she may, but only within one month, or such other period of time not exceeding three months in the case of an Incentive Stock Option (or in the case of an Optionee subject to Rule 16b-3 of the Securities Exchange Act of 1934, as amended, the greater of six months from the date of the Option award or three months from the date of termination of employment) or six months in the case of a Non-Statutory Stock Option, in each case as is determined by the Committee, following the date he or she ceases his or her Continuous Status as an Employee (subject to any earlier termination of the Option as provided by its terms), exercise his or her Option to the extent that he or she was entitled to exercise it at the date of such termination. To the extent that he or she was not entitled to exercise the Option at the date of such termination, or if he or she does not exercise such Option (which he or she was entitled to exercise) within the time specified herein, the Option shall terminate. Notwithstanding anything to the contrary herein, the Committee may at any time and from time to time prior to the termination of a Non-Statutory Stock Option, with the consent of the Optionee, extend the period of time during which the Optionee may exercise his or her Non-Statutory Stock Option following the date he or she ceases his or her Continuous Status as an Employee; provided, however, that the maximum period of time during which a Non-Statutory Stock Option shall be exercisable following the date on which an Optionee terminates his or her Continuous Status as an Employee shall not exceed an aggregate of six months, that the Non-Statutory Stock Option shall not be, or as a result of such extension become, exercisable after the expiration of the term of such Option as set forth in the Option Agreement and, notwithstanding any extension of time during which the Non-Statutory Stock Option may be exercised, that such Option, unless otherwise amended by the Committee, shall only be exercisable to the extent the Optionee was entitled to exercise it on the date he or she ceased his or her Continuous Status as an Employee.

f.      Death or Disability Of Optionee.   If an Optionee’s Continuous Status as an Employee ceases due to death or permanent and total disability (within the meaning of Section 22(e)(3) of the Code) of the Optionee, the Option may be exercised within six months (or such other period of time not exceeding one year as is determined by the Committee) following the date of death or termination of employment due to permanent or total disability (subject to any earlier termination of the Option as provided by its terms), by the Optionee in the case of permanent or total disability, or in the case of death by the Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but in any case (unless otherwise determined by the Committee) only to the extent the Optionee was entitled to exercise the Option at the date of his or her termination of employment by death or permanent and total disability. To the extent that he or she was not entitled to exercise such Option at the date of his or her termination of employment by death or permanent and total disability, or if he or she does not exercise such Option (which he or she was entitled to exercise) within the time specified herein, the Option shall terminate.

g.      Expiration of Option.   Notwithstanding any provision in the Plan, including but not limited to the provisions set forth in Sections 8(e) and 8(f), an Option may not be exercised, under any circumstances, after the expiration of its term.

h.     Conditions on Exercise and Issuance.   As soon as practicable after any proper exercise of an Option in accordance with the provisions of the Plan, the Company shall deliver to the Optionee at the principal executive office of the Company or such other place as shall be mutually agreed upon between the Company and the Optionee, a certificate or certificates representing the Shares for which the Option shall have been exercised. The time of issuance and delivery of the certificate or certificates representing the Shares for which the Option shall have been exercised may be postponed by the Company for such period as may be required by the Company, with reasonable diligence, to comply with any law or regulation applicable to the issuance or delivery of such Shares.

Options granted under the Plan are conditioned upon the Company obtaining any required permit or order from appropriate governmental agencies, authorizing the Company to issue such Options and Shares issuable upon exercise thereof. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, applicable state law, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and may be further subject to the approval of counsel for the Company with respect to such compliance.

i.      Withholding or Deduction for Taxes.   The grant of Options hereunder and the issuance of Shares pursuant to the exercise thereof is conditioned upon the Company’s reservation of the right to withhold, in accordance with any applicable law, from any compensation or other amounts payable to the Optionee any taxes required to be withheld under Federal, state or local law as a result of the grant or exercise of such Option or the sale of the Shares issued upon exercise thereof. To the extent that compensation and other amounts, if any, payable to the Optionee are insufficient to pay any taxes required to be so withheld, the Company may, in its sole discretion, require the Optionee, as a condition of the exercise of an Option, to pay in cash to the Company an amount sufficient to cover such tax liability or otherwise to make adequate provision for the delivery to the Company of cash necessary to satisfy the Company’s withholding obligations under Federal and state law.

9.                 Awards.

a.      The Committee may issue Awards (consisting of Restricted Stock, Restricted Stock Units or Performance Awards) to Employees and Non-Employee Directors as set forth in Exhibit A, which is incorporated in the Plan.

b.     The Committee may impose such restrictions on any Shares issued pursuant to the settlement of any Award granted hereunder as it may deem advisable, including without limitation restrictions under the Securities Act, under the requirements of the applicable stock exchange and under any Blue Sky or securities laws applicable to such shares. Notwithstanding any other Plan provision to the contrary, the Company shall not be obligated to issue, deliver or transfer Shares under the Plan, or take any other action, unless such issuance, delivery, transfer or other action is in compliance with all applicable laws, rules and regulations (including but not limited to the requirements of the Securities Act the requirement with respect to a deferral of payment recognized under Section 409A of the Code, or withholding tax requirements). The Committee may cause a restrictive legend to be placed on any certificate issued pursuant to the vesting of Restricted Stock or the settlement of an Award granted hereunder in such form as may be prescribed from time to time by applicable laws and regulations or as may be advised by legal counsel.

c.      The Committee may postpone any grant, exercise, vesting or payment of any Award for such time as the Committee in its sole discretion may deem necessary (i) to effect, amend or maintain any necessary registration of the Plan or Shares issuable pursuant to Awards under the securities law; (ii) to permit any action to be taken in order to (A) list such Shares or other shares of stock of the Company on a stock exchange if Shares or other shares of stock of the Company are not then listed on such exchange or (B) comply with restrictions or regulations incident to the maintenance of a public market for its Shares or other shares of stock of the Company, including any rules and regulations of any stock exchange on which the Shares or other shares of stock of the Company are listed; (iii) to determine that such Shares are exempt from such registration or that no action of the kind referred to in (ii)(B) above needs to be taken; (iv) to comply with any other applicable law, including without limitation, securities law; (v) during any such time the Company is prohibited from doing any such acts under applicable law, including without limitation, during the course of any investigation or under any contract, loan agreement or covenant or other agreement to which the Company is a party; (vi) to otherwise comply with any prohibition on such acts or payments during any applicable blackout period; and the Company shall not be obligated by virtue of any Award Agreement or any other provision of the Plan to recognize the grant, exercise, vesting or payment of an Award or to grant, sell or issue shares of Common Stock or make any other payments under such circumstances. Any such postponement shall not extend the term of the Award and neither the Company nor the Committee shall have any obligation or liability to any Participant or to any other person with respect to Shares or payments to which the Award shall lapse because of such postponement.

d.     The Plan, insofar as it provides for Awards, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Any liability of the Company or any person with respect to any Award under the Plan shall be based solely upon any contractual obligations that may be created thereto. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property or assets of the Company.

e.      Notwithstanding any other provision hereof, the Committee may grant Awards in substitution for performance shares, incentive awards, stock awards, stock appreciation rights or similar awards held by an individual who becomes an employee or non-employee director of the Company in connection with a transaction described in Section 424(a) of the Code (or which would be so described if the substitution or assumption under that Section had occurred) with the Company. Notwithstanding any other provisions of the Plan, the terms of such substitute Awards shall be as the Committee, in its discretion, determines is appropriate.

10.          Non-transferability of Options.

Options granted under the Plan may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner, either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent or distribution or, if permitted of Options granted under Rule 16b-3, transfers between spouses incident to a divorce.

11.          Holding Period.

In the case of officers and directors of the Company, at least six months must elapse from the date of grant of the Option to the date of disposition of the underlying Shares.

12.          Adjustment Upon Change in Corporate Structure.

a.      Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award or Option, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards or Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award or Option, as well as the exercise or purchase price per Share covered by each such outstanding Award or Option, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split or combination or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company (other than stock awards to Employees or directors); provided, however, that the conversion of any convertible securities of the Company shall not be deemed to have been effected without the receipt of consideration. Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to the Plan, an Award or an Option.

b.     In the event of the proposed dissolution or liquidation of the Company, or in the event of a proposed sale of all or substantially all of the assets of the Company (other than in the ordinary course of business), or the merger or consolidation of the Company with or into another corporation, as a result of which the Company is not the surviving and controlling corporation, the Board of Directors shall (A) make provision for the assumption of all outstanding options and Awards by the successor corporation or (B) declare that any Option or Award shall terminate as of a date fixed by the Board of Directors which is at least 30 days after the notice thereof to the Optionee or Participant and (i) the Board of Directors shall give each Optionee the right to exercise his or her Option as to all or any part of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable provided such exercise does not violate Section 8(e) of the Plan and (ii) the Awards shall immediately become full vested (at target for Performance Awards) and, if applicable, exercisable and payable.

c.      No fractional shares of Common Stock shall be issuable on account of any action aforesaid, and the aggregate number of shares into which Shares then covered by the Award or Option, when changed as the result of such action, shall be reduced to the largest number of whole shares resulting from such action, unless the Board of Directors, in its sole discretion, shall determine to issue scrip certificates in respect to any fractional shares, which scrip certificates, in such event shall be in a form and have such terms and conditions as the Board of Directors in its discretion shall prescribe.

13.          Stockholder Approval.

Effectiveness of the Plan shall be subject to approval by the stockholders of the Company within 12 months before or after the date the Plan is adopted; provided, however, that Awards and Options may be granted pursuant to the Plan subject to subsequent approval of the Plan by such stockholders. Stockholder approval shall be obtained by the affirmative votes of the holders of a majority of voting Shares present or represented and entitled to vote at a meeting of stockholders duly held in accordance with the laws of the State of Delaware.

14.          Amendment and Termination of the Plan.

a.      Amendment and Termination.   Except as provided in Section 14(b) of the Plan, the Committee may amend or terminate the Plan from time to time in such respects as the Committee may deem advisable and shall make any amendments which may be required so that Options intended to be Incentive Stock Options shall at all times continue to be Incentive Stock Options for the purpose of Section 422 of the Code; provided, however, that without approval of the holders of a majority of the voting Shares present or represented and entitled to vote at a valid meeting of stockholders, no such revision or amendment shall be made that affects the ability of Options or Awards thereafter granted under the Plan to satisfy Rule 16b-3.

b.     Effect of Amendment or Termination.   Except as otherwise provided in Section 12 of the Plan, any amendment or termination of the Plan shall not affect Awards or Options already granted and such Awards or Options shall remain in full force and effect as if the Plan had not been amended or terminated, unless mutually agreed otherwise between the Participant or Optionee and the Company, which agreement must be in writing and signed by the Participant or Optionee and the Company. Notwithstanding anything to the contrary herein, the Plan shall not adversely affect, unless mutually agreed in writing by the Company and a Participant or an Optionee, the terms and provisions of any Award or Option granted prior to the date the Plan was approved by stockholders as provided in Section 13 of the Plan.

15.          Indemnification.

No member of the Committee or of the Board of Directors shall be liable for any act or action taken, whether of commission or omission, except in circumstances involving willful misconduct, or for any act or action taken, whether of commission or omission, by any other member or by any officer, agent, or Employee. In addition to such other rights of indemnification they may have as members of the Board of

Directors, or as members of the Committee, the Committee shall be indemnified by the Company against reasonable expenses, including attorneys’ fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken, by commission or omission, in connection with the Plan or any Award or Option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for willful misconduct in the performance of his or her duties; provided that within 60 days after institution of any such action, suit or proceeding, a Committee member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

16.          General Provisions.

a.      Other Plans.   Nothing contained in the Plan shall prohibit the Company from establishing additional incentive compensation arrangements.

b.     No Enlargement of Rights.   Neither the Plan, nor the granting of Shares, nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain an Employee or a Non-Employee Director for any period of time, or at any particular rate of compensation. Nothing in the Plan shall be deemed to limit or affect the right of the Company or any such corporations to discharge any Employee thereof at any time for any reason or no reason. Nothing in the Plan shall in any way limit or affect the right of the Board of Directors or the stockholders of the Company to remove any Non-Employee Director or otherwise terminate his or her service as a director of the Company.

No Employee or Non-Employee Director shall have any right to or interest in Awards or Options authorized hereunder prior to the grant thereof to such eligible person, and upon such grant he or she shall have only such rights and interests as are expressly provided herein and in the related Award Agreement or Option Agreement, subject, however, to all applicable provisions of the Company’s Certificate of Incorporation, as the same may be amended from time to time.

c.      Notice.   Any notice to be given to the Company pursuant to the provisions of the Plan shall be addressed to the Company in care of its Secretary (or such other person as the Company may designate from time to time) at its principal office, and any notice to be given to a Participant or an Optionee to whom an Award or Option is granted hereunder shall be delivered personally or addressed to him or her at the address given beneath his or her signature on his or her Participant Agreement or Option Agreement, or at such other address as such Optionee or his or her transferee (upon the transfer of the Optioned Stock) may hereafter designate in writing to the Company. Any such notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, registered or certified, and actually received by the Company. It shall be the obligation of each Participant or Optionee holding Shares purchased upon exercise of an Option or grant of an Award to provide the Secretary of the Company, by letter mailed as provided hereinabove, with written notice of his or her direct mailing address.

d.     Applicable Law.   To the extent that Federal laws do not otherwise control, the Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

e.      Incentive Stock Options.   The Company shall not be liable to an Optionee or other person if it is determined for any reason by the Internal Revenue Service or any court having jurisdiction that any Incentive Stock Options are not incentive stock options as defined in Section 422 of the Code.

f.      Information to Participants and Optionees.   The Company shall provide without charge to each Participant and Optionee copies of such annual and periodic reports as are provided by the Company to its stockholders generally.

g.      Availability of Plan.   A copy of the Plan shall be delivered to the Secretary of the Company and shall be shown by him or her to any eligible person making reasonable inquiry concerning it.

h.     Severability.   In the event that any provision of the Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability shall not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions shall be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.

i.      Nothing in the Plan shall be construed to limit the authority of the Company to exercise its corporate rights and powers, including, by way of illustration and not by way of limitation, the right to grant Options or Awards for proper corporate purposes other than under the Plan to any Employee or to any other person, firm, corporation, association or other entity, or to grant Awards or Options, or assume such options or awards of any person, in connection with any acquisition, purchase, lease, merger, consolidation, reorganization, or otherwise, of all or part of the business or assets of any person, firm, corporation, association or other entity.

17.          Effective Date and Term of Plan.

The Amended and Restated Plan shall become effective upon stockholder approval as provided in Section 13 of the Plan. The Plan shall continue in effect for a term of ten years after approval of this Amended and Restated Plan unless sooner terminated under Section 14 of the Plan.

Certificate of Corporate Secretary

The Secretary of GTSI Corp. (the “Company”) hereby certifies that the foregoing is a true and correct copy of the Company’s Amended and Restated 1996 Stock Option Plan, as adopted by the Company’s stockholders on May 7, 1996, and as amended and restated on April 21, 2005.

EXHIBIT A

A1.       Restricted Stock and Restricted Stock Unit Grants to Employees.

Subject to the limitations of the Plan, the Committee may in its sole and absolute discretion grant Restricted Stock and Restricted Stock Units to such Employees, in such numbers, upon such terms and conditions and at such times as the Committee shall determine and set forth in an Award Agreement.

(a)   Each grant shall specify the number of shares of Common Stock to which it pertains, subject to the limitations set forth in Section 9 of the Plan.

(b)   Each grant shall specify the required period or periods (if any) of continuous service by the Participant with the Company and/or any performance or other conditions to be satisfied before the restrictions on the Restricted Stock or Restricted Stock Units (or installments thereof) shall lapse. Any grant may provide for vesting in the event of a termination of employment or a change in control of the Company or any other similar transaction or event. To the extent the Participant’s rights in Restricted Stock or Restricted Stock Units are forfeitable and nontransferable for a period of time, the Committee on the date of grant shall determine the maximum period over which the rights may become nonforfeitable and transferable, except that such period shall not exceed 10 years.

(c)   Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. The Committee shall require that any stock certificates evidencing any Restricted Stock be held in the custody of the Company and/or bear a legend until the restrictions lapse, and that, as a condition of any Restricted Stock award, the Participant shall have delivered a stock power, endorsed in blank, relating to the shares of Common Stock covered by such Award. As a condition to grant, if required by applicable law or otherwise determined by the Committee, Participants may be required to pay a minimum purchase price. Restricted Stock is nontransferable and subject to forfeiture until the restrictions lapse.

(d)   Restricted Stock Units represent a contractual right to receive the economic equivalent of an award of Restricted Stock. At the discretion of the Committee as set forth in the Award Agreement, Restricted Stock Units may be settled in shares of Common Stock, the cash value of shares of Common Stock, or a combination. No shares of Common Stock will be issued at the time an award of Restricted Stock Units is made.

(e)   Unless otherwise determined by the Committee and except as provided in (f) below, Participants holding Restricted Stock may exercise full voting rights and other rights as a shareholder with respect to those shares prior to the lapse of restrictions, except that the Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of shares granted pursuant to Restricted Stock. The transfer limitations set forth in the preceding sentence shall not apply after the Restricted Stock becomes transferable and no longer forfeitable. However, Participants holding Restricted Stock Units (as opposed to Restricted Stock) shall not have any rights as a shareholder prior to the actual issuance of shares of Common Stock.

(f)    Unless otherwise determined by the Committee, Participants holding Restricted Stock or Restricted Stock Units shall be entitled to receive all dividends (or dividend equivalents) and other distributions paid with respect to the shares underlying the Awards; provided that such dividends (or dividend equivalents) shall not be paid currently, but rather be credited to an account established for the Participant and invested in additional Restricted Stock or Restricted Stock Units on the distribution date of the applicable dividend. The restrictions on any additional shares or units credited in respect of dividends (or dividend equivalents) shall become vested and nonforfeitable, if at all, on the same terms and conditions as are applicable in respect of the Restricted Stock or Restricted Stock Units with respect to which such dividends (or dividend equivalents) were payable.

(g)   To the extent the Restricted Stock or Restricted Stock Units are designated as “performance-based” compensation under Section 162(m) of the Code, they shall be subject to the restrictions set forth in Section 11.

(h)   Unless an individual Award Agreement provides otherwise, if the employment of a Participant is terminated for Cause, his or her Restricted Stock and Restricted Stock Units shall terminate and can no longer become vested or payable as of the Participant’s termination date.

A2.       Performance Awards to Employees.

Subject to the limitations of the Plan, the Committee may in its sole and absolute discretion grant Performance Awards to such Employees, in such numbers, upon such terms and conditions and at such times as the Committee shall determine. Performance Awards may be denominated in cash (e.g. units valued at $100) or shares of Common Stock. Performance Awards may be settled in cash or shares of Common Stock, at the discretion of the Committee, as set forth in the Award Agreement.

(a)   Each grant shall specify the number of shares of Common Stock or units to which it pertains, subject to the limitations set forth in Section 9 of the Plan. No shares of Common Stock will be issued at the time an award of Performance Shares is made.

(b)   Each grant shall specify the performance conditions and required period or periods (if any) of continuous service by the Participant with the Company to earn the Performance Awards. The Committee may provide that if performance relative to the performance goals exceeds targeted levels, then the number of Performance Awards earned shall be a multiple, not in excess of 200%, of those that would be earned for target performance. Any grant may provide for the settlement of Performance Awards in the event of a termination of employment or a Change in Control of the Company or any other similar transaction or event. The Committee, on the date of grant, shall determine the maximum period over which Performance Awards may be earned, except that such period shall not exceed 10 years.

(c)   Unless otherwise determined by the Committee, Participants holding Performance Awards shall not have any rights as a shareholder prior to the actual issuance of shares of Common Stock, if applicable.

(d)   To the extent the Performance Awards are designated as “performance-based” compensation under Section 162(m) of the Code, they shall be subject to the restrictions set forth in Section 11.

(e)   Unless an Award Agreement provides otherwise, if the employment of a Participant is terminated for Cause, his or her Performance Awards shall terminate and no longer be payable or settled as of the Participant’s termination date.

A3.       Qualified Performance-Based Awards.

The Committee may designate whether any Award granted to a Covered Employee is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

(a)   Any Award designated as intended to be performance-based compensation shall be, to the extent required by Section 162(m) of the Code, either (1) conditioned upon the achievement of one or more of the following performance measures or (2) granted based upon the achievement of one or more of the following performance measures: total shareholder return, stock price, operating earnings, net earnings, return on equity or capital, income, level of expenses, growth in revenue, or other performance measures deemed by the Committee to be appropriate.. Performance goals may be established on a Company-wide basis or with respect to one or more business units or divisions or subsidiaries. The targeted level or levels of performance (which may include minimum, maximum and target levels of performance) with respect to such performance measures may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. When establishing performance goals for a performance period, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or non recurring items, and the cumulative effects of accounting changes. The Committee may also adjust the performance goals for any performance period as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine; including, without limitation, any adjustments that would result in the Company paying non-deductible compensation to a Participant.

(b)   Any Award that is intended to qualify as “performance-based compensation” shall also be subject to the following:

(i)    No later than 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (1) grant a target number of shares or units, (2) select the performance goal or goals applicable to the performance period and (3) specify the relationship between performance goals and the number of shares or units that may be earned by a Participant for such performance period.

(ii)   Following the completion of each performance period, the Committee shall certify in writing whether the applicable performance targets have been achieved and the number of units or shares, if any, earned by a Participant for such performance period.

(iii)  In determining the number of units or shares earned by a Participant for a given performance period, subject to any applicable Award Agreement, the Committee shall have the right to reduce (but not increase) the amount earned at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the performance period.

A4.       Awards to Non-Employee Directors.

(a)   Annual Grant.   Following the close of business of the Company on the date of the annual meeting of shareholders of the Company held each year during the term of the Plan, commencing after the 2005 annual meeting of shareholders, each Non-Employee Director who is eligible to receive an Award under the Plan shall be granted such number of shares of Restricted Stock, Restricted Stock Units, or other forms of long-term compensation available under the Plan, as the Board of Directors, in its sole discretion, shall determine.

(b)   Additional Grants Upon Other Election or Appointment to the Board.   In addition, the Committee shall have discretion to grant Awards to any Non-Employee Director who is appointed or elected to the Board of Directors at any time other than at the annual meeting of shareholders of the Company.

(c)   Awards granted to Non-Employee Directors may or may not have similar terms as Awards to Employees.

[End of Restated and Amended 1996 Stock Incentive Plan]

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GTSI CORP.

2005 Annual Meeting of Stockholders

The undersigned stockholder(s) of GTSI Corp., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Company’s Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 25, 2005, and Annual Report for the fiscal year ended December 31, 2004, and hereby appoints M. Dendy Young and Charles E. De Leon, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at 9:00 a.m., local time, on April 21, 2005, at the Company’s headquarters located at 3901 Stonecroft Boulevard in Chantilly, Virginia, and at any adjournment(s) thereof, and to vote all Common Stock to which the undersigned would be entitled, if then and there personally present, on the matters set forth below and as more particularly described in the Company’s above-mentioned Proxy Statement:

1.                                      Election of Directors.

☐	For All Nominees Listed Below	☐	Withhold Authority to Vote
	(except as marked to the contrary below)		For All Nominees Listed

(Instruction:  To withhold the authority to vote for any individual nominee, mark the box next to that nominee’s name below.)

Name of Nominees for election as a Class 2 director of the Company:

☐	Lee Johnson	☐	James J. Leto	☐	Thomas L. Hewitt

2.                                      Approval of amendments to the 1996 Stock Option Plan.

To approve amendments to our 1996 Stock Option Plan (a) extending the term thereof until April 21, 2015; (b) providing for grants of restricted stock, restricted stock units and performance awards; and (c) eliminating the maximum limitation of 100,000 shares of common stock subject to stock options granted to any optionee per calendar year.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.                                      Other Business.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

Any one of such attorneys-in-fact or substitutes as shall be present and shall act at said Annual Meeting or any adjournment(s) thereof shall have and may exercise all powers of said attorneys-in-fact hereunder.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED IN PROPOSAL 1 ABOVE, AND FOR APPROVAL OF PROPOSAL 2 ABOVE, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Dated:	, 2005

Signature

Signature

This Proxy should be marked, dated and signed by each stockholder exactly as his or her name appears hereon, and returned promptly in the enclosed envelope.  Persons signing in a fiduciary capacity should so indicate.  If shares are held by joint tenants or as community property, both parties should sign.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.